UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
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COMTECH TELECOMMUNICATIONS CORP.
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68 South Service Road, Suite 230
Melville, New York 11747

November 8, 2010

To Our Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2010 Annual Meeting of Stockholders of Comtech Telecommunications Corp. (“Comtech” or the “Company”).  The annual meeting will be held at 10:00 a.m. on December 9, 2010 at our corporate headquarters located at 68 South Service Road, Melville, New York, 11747.  The Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are enclosed.

I believe that the annual meeting provides an excellent opportunity for stockholders to become better acquainted with Comtech and its directors and officers.  I hope that you will be able to attend and I look forward to greeting as many stockholders as possible.

It is important that your shares are voted at the annual meeting.  Whether or not you are able to attend in person, the prompt execution and return of your enclosed proxy card in the envelope provided or submission of your proxy and voting instructions over the internet or by telephone will both assure that your shares are represented at the annual meeting and minimize the cost of proxy solicitations. Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card. If you later decide to attend the annual meeting, you may revoke your proxy and vote in person.

Sincerely,

Fred Kornberg
Chairman, Chief Executive Officer and President

68 South Service Road, Suite 230
Melville, New York 11747

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE…………………	10:00 a.m. on December 9, 2010
PLACE……………………………..	Comtech Telecommunications Corp. 68 South Service Road (Lower Level Auditorium), Melville, NY 11747
ITEMS OF BUSINESS……………
(1) To elect two directors.

(2) To ratify the selection of our independent registered public accounting firm for the current fiscal year ending July 31, 2011.

(3) To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board of Directors unanimously recommends that the stockholders vote “FOR” approval of Proposals 1, and 2 to be presented to stockholders at the 2010 Annual Meeting.

RECORD DATE…………………...	All stockholders are invited to attend the annual meeting. In order to vote, you must have been a stockholder at the close of business on October 11, 2010.
PROXY VOTING………………….
It is important that your shares be represented at the annual meeting regardless of the number of shares you hold in order that we have a quorum, whether or not you plan to be present at the annual meeting in person.  Please complete, sign, date and mail the enclosed proxy card in the accompanying envelope (to which you need affix no postage if mailed within the United States) or submit your proxy and voting instructions over the internet or by telephone.  Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card.

By Order of the Board of Directors, Patrick O’Gara Secretary November 8, 2010

2010 ANNUAL MEETING
PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE PROXY STATEMENT

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will be asked to consider and act upon the following matters:

•	Election of two directors to our Board of Directors for a term expiring in 2013;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year; and

•	Such other business as may properly come before the annual meeting or any adjournment thereof.

Who is entitled to vote at the annual meeting?

Only stockholders of record on October 11, 2010, the record date for the annual meeting, are entitled to receive notice of and vote at the annual meeting.

What are the voting rights of stockholders?

Each share of our Common Stock is entitled to one vote.  There is no cumulative voting.

How do stockholders vote?

Stockholders may vote at the annual meeting in person or by proxy.

If a stockholder gives a proxy, how are the shares voted?

Proxies received by us before the annual meeting will be voted at the annual meeting in accordance with the instructions contained on the proxy card.  The proxy card provides a way for you to direct how your shares will be voted.

If you do not give voting instructions on your proxy card, your shares will be voted by the persons named as proxies on your proxy card on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the proxies.  Thus, for example, if you do not give instructions on your proxy card, and a nominee for director withdraws before the election (which is not now anticipated), your shares will be voted by the proxies for any substitute nominee as may be nominated by the Board of Directors.  The proxies named on the proxy card are Fred Kornberg, Chairman, Chief Executive Officer and President of Comtech (“CEO”) and Michael D. Porcelain, Senior Vice President and Chief Financial Officer of Comtech (“CFO”).

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion to vote such shares on routine matters, but not on non-routine matters.  For the 2010 annual meeting, broker discretionary voting is no longer permitted in uncontested director elections.  If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs.

It is possible that matters other than those listed above may be brought before stockholders at the annual meeting.  If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the proxies will vote your shares on the matter as recommended by the Board of Directors or, if no recommendation is given, the proxies will vote your shares in their discretion.  In any event, the proxies will comply with the rules of the Securities and Exchange Commission (“SEC”) when acting on your behalf on a discretionary basis.  At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the annual meeting which was timely in accordance with our Bylaws.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by filing with the Secretary of Comtech either a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.  If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

How many shares are outstanding and what constitutes a quorum?

At the close of business on October 11, 2010, the record date for the annual meeting, 27,649,991 shares of Common Stock were outstanding.  Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the annual meeting in person or by proxy to constitute a quorum for the transaction of business.  Withheld votes and shares voted as “abstentions” or subject to broker non-votes still count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of the Two Directors.  The two directors will be elected by a plurality of the votes cast.  That means that the nominees receiving the greatest number of votes will be elected as directors, even if the number of votes received is less than a majority of the votes present at the annual meeting.

Ratification of Selection of Accounting Firm.  The ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2011 will require the affirmative vote of a majority of the shares voted in person or by proxy.

Other Matters.  Approval of any other matter that comes before the annual meeting or any adjournment thereof generally will require the affirmative vote of a majority of the shares voted in person or by proxy although a different number of affirmative votes may be required, depending on the nature of such matter.

How do withheld votes, abstentions and broker non-votes affect the outcome of a vote?

Withheld votes with respect to a nominee for election as director will not affect the outcome of the vote, so long as the particular nominee receives more votes than any nominee competing for the particular director seat.

Abstentions and broker non-votes will have no effect on the proposed ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2011 as this item requires the affirmative vote of a majority of the shares voted in person or by proxy.

In the case of a proposal that requires the affirmative vote of a majority of the outstanding shares, both abstentions and broker non-votes would have the effect of a vote against the proposal.

What are our Board of Directors’ recommendations?

The Board of Directors unanimously recommends that you vote:

•	FOR the election of the two nominees proposed for election as directors; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

Other Information

We have enclosed our Annual Report for fiscal 2010 together with this Proxy Statement.  No material contained in the Annual Report is to be considered a part of the proxy solicitation material.  The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting.  Our corporate website address is www.comtechtel.com.  The contents of our website are not incorporated by reference into this Proxy Statement.

PRINCIPAL STOCKHOLDERS OF COMTECH TELECOMMUNICATIONS CORP.

This table provides the number of shares beneficially owned by principal stockholders who beneficially own more than five percent of our outstanding Common Stock, as of the date stated in the below footnotes.

The information in this table is based upon the latest filings by each principal stockholder of either a Schedule 13D, Schedule 13G or Form 13F as filed by the respective stockholder with the SEC.

We calculate the stockholder’s percentage of the outstanding class assuming the stockholder beneficially owned that number of shares on October 11, 2010, the record date for the annual meeting.

Unless otherwise indicated, the stockholder had sole voting and sole dispositive power over the shares.

TABLE OF PRINCIPAL STOCKHOLDERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Royce & Associates (1) 745 Fifth Avenue New York, NY 10151-0099	3,916,940	14.2%
BlackRock Fund Advisors (2) 400 Howard Street San Francisco, CA 94105-2228	2,120,050	7.7%
WEDGE Capital Management LLP (3) 301 South College Street, Suite 2920 Charlotte, NC 28202-6002	1,616,592	5.8%

(1)	The information is based upon a Form 13F filed by Royce & Associates with the SEC, reporting beneficial ownership as of June 30, 2010.

(2)	The information is based upon a Form 13F filed by BlackRock Fund Advisors with the SEC, reporting beneficial ownership as of June 30, 2010.

(3)	The information is based upon a Form 13F filed by WEDGE Capital Management LLP with the SEC, reporting beneficial ownership as of June 30, 2010.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the beneficial ownership of our Common Stock of each of our current directors, CEO, CFO, and the three other highest paid executive officers (collectively, the Named Executive Officers (“NEOs”)) and all directors and executive officers as a group, as of October 11, 2010.

Unless otherwise indicated, our directors and executive officers had sole voting and sole dispositive power over their shares.

TABLE OF SHARES BENEFICIALLY OWNED BY DIRECTORS AND NAMED EXECUTIVE  OFFICERS

Name	(1) Shares Beneficially Owned on October 11, 2010	Percent of Class
Non-employee Directors (listed alphabetically):
Richard L. Goldberg	48,625	*
Edwin Kantor	50,125	*
Ira Kaplan	37,375	*
Gerard R. Nocita	38,125	*
Robert G. Paul	15,375	*

Named Executive Officers (listed alphabetically):
Jerome Kapelus	98,500	*
Fred Kornberg	699,874	2.5%
Robert L. McCollum	206,028	*
Michael D. Porcelain	152,098	*
Daniel S. Wood	117,000	*
All Directors and executive officers as a group (13 persons)	1,746,605	6.1%

_____________________
* Less than one percent

(1)
Includes the following shares of our Common Stock with respect to which such persons have the right to acquire beneficial ownership within 60 days from October 11, 2010:  Mr. Goldberg 43,125 shares; Mr. Kantor 47,625 shares; Mr. Kaplan 34,375 shares; Mr. Nocita 35,625 shares; Mr. Paul 13,875 shares; Mr. Kapelus 95,500 shares, Mr. Kornberg 355,000 shares; Mr. McCollum 115,000 shares, Mr. Porcelain 125,793 shares; Mr. Wood 107,000 shares; and all directors and executive officers as a group 1,169,615 shares.  We calculated the percentage of the outstanding class beneficially owned by each person and by the group treating their shares subject to this right to acquire within 60 days as outstanding.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MEETINGS

Summary of Our Corporate Guidelines

Our business is managed with the oversight of our Board of Directors, in accordance with the Delaware General Corporation Law and our Bylaws.  Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, and by participating in regular and special meetings of our Board of Directors and its committees.  In addition, to promote open discussion among our non-employee directors, those directors meet in scheduled executive sessions without the participation of management or our CEO, who is our only employee director.

Our Board of Directors has a long-standing commitment to sound and effective corporate governance, the foundation of which is our Board of Directors’ policy that a substantial majority of the members of our Board of Directors should be independent.  Our Board of Directors, in their opinion, has determined that five of our six directors have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each, therefore, is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.

Our Board of Directors has also adopted Corporate Governance Guidelines which are available on our website under the investor relations tab of www.comtechtel.com. These guidelines, in conjunction with the Company’s Certificate of Incorporation and Bylaws, and the charters of the committees of the Board of Directors, form the framework for the governance of the Company.  The following is a summary of the key components of our Corporate Governance Guidelines:

•	Directors should have the highest professional and personal ethics and values, consistent with our long-standing values and standards.

•	Directors must have sufficient time to carry out their duties and limit their service to no more than three other public company boards.

•	Each director shall adhere to our Standards of Business Conduct and certify, in writing on an annual basis, that they have read and will abide by such standards.

•	Unless requested by the Board of Directors to remain, any employee director is expected to offer to resign from the Board of Directors at the time he or she is no longer employed by Comtech.

•	The Board of Directors shall hold executive sessions of independent directors as necessary, but at least once a year.

•
The Board of Directors shall regularly consider succession plans addressing the potential resignation or unavailability of our CEO, and shall regularly consider and discuss with our CEO his plans addressing the potential resignation or unavailability of the executive officers reporting to our CEO.

•
Directors are encouraged to talk directly to any member of management regarding any questions or concerns the directors may have. Senior management, as appropriate, are invited to attend Board of Director meetings.

•
The Board of Directors, each committee and each individual director shall conduct a self-evaluation annually.  The Nominating and Governance Committee shall oversee the annual self-evaluations of the Board of Directors, its committees and each individual director.

•	Directors and executive officers are encouraged to accumulate ownership of our common stock.

•	The Board of Directors and each committee have the authority, at our expense, to retain independent advisors as the Board of Directors and any such committee deems necessary.

Board Leadership Structure

Our Board leadership structure includes both the positions of Chairman of the Board and CEO, which positions are currently held by Fred Kornberg. We do not have a lead director. Five of our six directors are “independent” as defined by NASDAQ Marketplace Rules and we believe our overall Board leadership structure allows the Board to appropriately perform its oversight functions. The five directors determined to be independent are Messrs. Goldberg, Kantor, Kaplan, Nocita and Paul.

In his position as Chairman, Mr. Kornberg is responsible for setting the agenda and priorities of the Board of Directors. As CEO, Mr. Kornberg is responsible for general oversight of our business and the various executive management teams that are responsible for our day-to-day operations, and he is accountable directly to the full Board of Directors. We believe that, in view of our three complementary business segments, this streamlined leadership structure is appropriate for our company as it enhances the ability of our business segments to operate flexibly to maximize responsiveness to our customers.

Board of Directors Role in Risk Oversight

In connection with its oversight responsibilities, the Board of Directors has established certain committees, including the Audit Committee and Executive Compensation Committee, which periodically assess the significant risks that we face. These risks include financial, technological, competitive, operational and compensation-related risks.

The Board administers its risk oversight responsibilities through its CEO and its CFO who, together with our other NEOs and other management of the Company’s operating subsidiaries, review and assess the operations of the businesses as well as operating management's identification, assessment and mitigation of the material risks affecting our operations.

Committees of the Board of Directors

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for, among other things, identifying and evaluating candidates for election as members of our Board of Directors, reviewing matters concerning corporate governance policy, including responding to any stockholder concerns about corporate governance that might arise in the future, Board of Directors and committee self-evaluations, and any related-party transactions.

During fiscal 2010, our Nominating and Governance Committee held five meetings.  No vacancy on the Board of Directors arose during fiscal 2010.

In seeking and evaluating prospective members of our Board of Directors, our Nominating and Governance Committee considers the nature and scope of our business activities, and the capacity of our Board of Directors to provide oversight and positive contributions in areas of particular significance to the long-term creation of stockholder value.  Areas of experience and capability that our Nominating and Governance Committee particularly believes should be represented on our Board of Directors include finance and accounting, and technology related to our business.

The Nominating and Governance Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee will identify the required skills, background and experience of a new nominee, in tandem with prevailing business conditions, and will source relevant candidates and present candidates to the Board of Directors. In connection with the identification of possible new directors, the Nominating and Governance Committee considers the diversity of an individual’s professional experience, education, skill and other qualities and attributes as compared to the current Board of Directors.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	our needs with respect to the particular competencies and experience of our directors;

•
the knowledge, skills and background of nominees, in light of prevailing business conditions and the knowledge, skills, background and experience already possessed by other members of our Board of Directors;

•	familiarity with our business and businesses similar or analogous to ours; and

•	financial acumen and corporate governance experience.

Our Nominating and Governance Committee also believes that individual candidates should also demonstrate high levels of commitment, adequate availability to actively participate in our Board of Directors’ affairs, and high levels of integrity and sensitivity to current business and corporate governance trends.  Before recommending a candidate to our Board of Directors, all members of our Nominating and Governance Committee will participate in meetings with the candidate, and our Nominating and Governance Committee will seek to arrange meetings between the candidate and other members of our Board of Directors.

Candidates are typically identified by a member of our Board of Directors, and our Nominating and Governance Committee will consider individuals recommended by stockholders.

A stockholder who wishes to recommend a candidate for consideration by the Nominating and Governance Committee should do so in writing addressed to the Nominating and Governance Committee Chairman at Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, NY 11747.  Candidates recommended by stockholders will be considered according to the same standards of perceived Comtech need and potential individual contribution as are applied to candidates from other sources.

Our Board of Directors has determined that each member of our Nominating and Governance Committee is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  Our Nominating and Governance Committee’s Charter is available on our website at www.comtechtel.com, under the link for “Investor Relations.”

Audit Committee
Our Audit Committee functions include engaging our independent registered public accounting firm, directing investigations into accounting, finance and internal control matters, reviewing the plan and results of audits with our independent registered public accounting firm, overseeing our internal audit function, reviewing our internal accounting controls and approving services to be performed by our independent registered public accounting firm and related fees.

During fiscal 2010, our Audit Committee held six meetings.

Our Board of Directors has determined that all members of our Audit Committee are qualified to be members of the Committee in accordance with NASDAQ Marketplace Rules and meet the criteria set forth in the rules of the SEC.  Our Board of Directors has determined that Messrs. Nocita and Paul qualify as “audit committee financial experts,” as defined by SEC rules, based on their education, background and experience.  Our Audit Committee’s Charter is available on our website at www.comtechtel.com, under the link “Investor Relations.”

Executive Compensation Committee
Our Executive Compensation Committee (referred to throughout this proxy by name or by “ECC”) of our Board of Directors considers and authorizes remuneration arrangements for our executive officers.  Our ECC also constitutes our Stock Option Committee which administers our stock option plans.  Our ECC held eight meetings during the past fiscal year.

Our ECC determines the terms of performance-based awards for our executive officers, and negotiates the terms of any employment agreements with our executive officers.  In addition, our ECC monitors the aggregate share usage under our stock incentive programs and potential dilution of the stock option programs, except with respect to the application of our Company’s 2000 Stock Incentive Plan to non-employee directors.

From time to time, Steven Hall & Partners, LLC (“SH&P”), an executive compensation consulting firm, has been retained by our ECC to advise it with respect to certain executive compensation matters.  Our ECC has the sole authority to set SH&P’s compensation and/or to terminate the services of SH&P.  During fiscal 2010, SH&P advised our ECC primarily on matters relating to SEC disclosure rules concerning executive compensation and the structuring of annual incentive awards for tax efficiency.  Our CEO, CFO, and other members of our management often work with SH&P to provide it information and, as requested either by SH&P or our ECC, to review SH&P’s consulting work product prior to presentation to our ECC. SH&P is independent and provides no services to us other than those relating to executive and director compensation.

Our ECC often requests our CEO and CFO to be present at meetings where executive compensation and corporate and individual performance are discussed and evaluated by the ECC or the Board of Directors.  At these meetings and at other times, these executives provide insight, suggestions and recommendations, as requested by the ECC, regarding executive compensation matters.  Our ECC also meets with our CEO to discuss his own compensation package, and his recommendations for other executives, but ultimately decisions regarding compensation for our CEO and other executive officers are made by our ECC.  Only ECC members are allowed to vote on decisions made regarding executive compensation, and these votes generally take place during the “executive session” portion of our ECC meetings, when members of management are not present.

Our Board of Directors has determined that each member of our ECC is an “independent director,” as that term is defined in the NASDAQ Marketplace Rules.  Our ECC does not currently have a charter.

Executive Committee
Except as limited by law, our Executive Committee has the authority to act upon all matters requiring Board of Directors approval.  Our Executive Committee’s primary function is to be available to take prompt action in circumstances where it is impractical to convene a meeting of our Board of Directors to respond to unanticipated and time-sensitive matters. During fiscal 2010, the Executive Committee did not hold any meetings.

Board of Directors Meetings

Our Board of Directors held eighteen meetings during fiscal 2010, including regularly scheduled and special meetings.

All of the incumbent directors attended or participated in at least 80% of the total number of Board of Directors meetings and the total number of meetings held by committees of our Board of Directors on which each such director served, held during the periods in which the incumbent directors served on our Board of Directors and such committees.

Communications with Our Board of Directors

Stockholders may communicate with our Board of Directors or an individual director by writing to us at Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

Annual Meeting Attendance

Our Board of Directors has adopted a policy which encourages directors, if practicable and time permitting, to attend our annual meeting of stockholders, either in person, by telephone or by other similar means of live communications (including video conference or webcast).  All incumbent directors, who were serving as directors at the time, attended our 2009 Annual Meeting of Stockholders in person.

CODE OF ETHICS

We have adopted a written Standards of Business Conduct that applies to our Board of Directors, principal executive officer, principal financial officer, principal accounting officer, controller and to all of our other employees.  These standards are a guide to help ensure compliance with our high ethical standards.  A copy of the Standards of Business Conduct is maintained on our website at www.comtechtel.com, under the link “Investor Relations.” We intend to post on our website, as required, any amendment to, or waiver from, any provision in our Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Our ECC determines the compensation of all of our executive officers.  This discussion and analysis focuses on our Named Executive Officers and should be read in conjunction with the “Summary Compensation Table” and other compensation tables in this Proxy Statement.

Objectives of Our Compensation Program for Named Executive Officers (“NEOs”)

The principal goals of our compensation program for our NEOs are to help us attract, motivate and retain the talent required to develop and achieve our strategic and operating goals, with a view to maximizing stockholder value.  We intend for our executive officer compensation program to support our growth-oriented business strategy by motivating and rewarding management activities that create long-term stockholder value.  Our key executive officer compensation objectives are to:

•	Attract and retain the key leadership talent required to successfully execute our business strategy;

•	Align executive pay with performance, both annual and long-term;

•	Ensure internal equity that reflects the relative contribution of each executive officer;

•	Strongly link the interests of executives to those of our stockholders and other key constituencies;

•	Keep our executive compensation practices transparent;

•	Comply with applicable rules and regulations; and

•	Administer executive compensation on a cost-effective and tax-efficient basis.

We seek to achieve these goals by placing a major portion of the executives’ total compensation at risk, in the form of an annual non-equity incentive plan award and stock option awards.  Non-equity incentives are intended to motivate and reward the NEO’s annual efforts and contributions to our success in each fiscal year.  Bonuses can be paid separately to reward other accomplishments.  Stock options create compensation opportunities intended to align management’s long-term interests with those of our stockholders.  Such cash and stock-based compensation components have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of executive commitment to our business success.

Our ECC assesses performance of our NEOs in light of business conditions and based on the efforts and effectiveness of each individual NEO.  Our ECC also exercises its judgment as to the appropriate sharing between management and stockholders of the benefits of our business success.

We also intend that the levels of compensation available to executive officers be fair internally as compared to each other and competitive in the marketplace.  Our compensation program needs to be competitive so that we can retain our executive officers who have demonstrated their leadership, commitment and overall worth to our organization.  These executives may be sought by other firms or may have other interests.  A competitive program likewise is critical to our ability to attract new executives who share our values and commitment and who have demonstrated the abilities needed to add value to Comtech.

Determination of Compensation Opportunities for NEOs

In general, our ECC intends that the total compensation opportunity for an executive will be competitive with market levels of compensation.  In the past, our ECC has considered compensation information relating to competitive companies in order to gauge market levels of compensation for executive talent. Our ECC does not, however, benchmark executive compensation to market levels and has not obtained formal benchmarking studies in several years.  In making decisions regarding our executive officer compensation, ECC members draw upon their general knowledge and understanding of what executive officers of other companies are earning, particularly in our industry.

The elements of competitive pay packages and general industry trends are derived, in each case, from publicly available information such as other public company SEC filings and published reports on levels of executive compensation.  Our ECC uses this information only to obtain a general understanding of what executive officers of other companies are earning.

The ECC sets pay opportunities for specific individuals based on the skills, experience and long-term performance of the individual, and assessments with respect to the individual’s ability to add value to our Company. Although the ECC does not formally rely upon any specific policy for allocating compensation elements between long-term and short-term, or allocating between cash and non-cash compensation, our ECC has utilized a “pay-for-performance” approach which has resulted in significant growth and stockholder value creation when viewed over a number of years. This pay-for-performance approach has resulted in annual compensation opportunities that have been generally more heavily weighted towards elements that consist of incentive based compensation opportunities rather than fixed compensation opportunities. Actual total compensation in a given fiscal year will vary upward or downward based on our ECC’s business judgment and its subjective evaluation of an NEO’s individual performance.

The following elements comprise the cash compensation opportunities for NEOs:

Base Salary – Base salaries paid to our executive officers are intended to be generally competitive with those paid to executives holding comparable positions in the marketplace. Our ECC reviews base salaries each year and, as appropriate, makes upward adjustments based on the ECC’s assessment of the executive officer’s individual performance, taking into consideration the operating and financial performance of our Company’s operations for which the executive is responsible.  The ECC also considers the budgeted level of merit increases for all employees generally in determining salary adjustments for executive officers.  These adjustments reflect a degree of subjectivity and business judgment on the part of our ECC as to the performance and competitiveness of salary levels for each of our NEO’s positions.

Bonuses – Our ECC has the ability to award annual cash bonuses to our NEOs which are intended to motivate and reward achievement of corporate objectives by creating the potential to earn compensation for achieving subjective or non-specific financial and performance goals. Bonuses (as defined by SEC rules and regulations) include one-time awards such as sign-on bonuses to a newly hired NEO and cash bonuses to an NEO for extraordinary performance.  Because our non-equity incentive plan provides some latitude to the ECC to exercise its business judgment in determining the final amount of the annual incentive, our ECC does not generally award separate annual cash bonuses to NEOs.

Non-equity Incentive Plan Awards – Non-equity incentive plan compensation is intended to motivate our NEOs to achieve annual operating objectives and goals that are designed to enhance long-term stockholder value. Our annual non-equity incentive plan, which is established by the ECC during the early part of any given fiscal year, generally comprises the largest portion of total annual compensation for each NEO, and is intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code.  Our non-equity incentive plan is subject to the terms and conditions of our 2000 Stock Incentive Plan, which was approved by our stockholders.  Our 2000 Stock Incentive Plan was last amended and restated as of June 2, 2010 and was filed with the Securities and Exchange Commission on June 3, 2010.

Our non-equity incentive plan provides our NEOs an annual opportunity to potentially earn compensation based on the level of “pre-tax profit” (as defined below) that relates to the business operations that the NEO is directly responsible for. If applicable pre-tax profits are not positive in any given fiscal year, an individual NEO cannot receive any non-equity incentive payment. Awards calculable under our non-equity incentive plan are subject to the full negative discretion of the ECC. After calculating a potential maximum non-equity incentive plan award for any given fiscal year, the ECC performs a subjective evaluation of performance for each NEO (including our CEO) and can ultimately utilize its business judgment to reduce the maximum award potentially payable to any amount, including zero. In no instance, can an individual non-equity incentive award exceed a predetermined maximum dollar limitation that is based on a percentage of salary which currently ranges from 300% to 500%.

Our non-equity incentive plan is based on the level of pre-tax profit because the ECC believes it to be an effective measure in rewarding annual efforts that create long-term stockholder value. The definition of pre-tax profit utilized is similar to pre-tax income determined under U.S. Generally Accepted Accounting Principles (“GAAP”).   However, as further described below, we do make certain adjustments.

Historically, we have defined our pre-tax profit measure to eliminate certain effects including: (i) stock-based compensation recorded pursuant to FASB ASC Topic 718 – Stock Compensation, (ii) the amortization of newly acquired intangibles with finite lives, (iii) any adjustments required by the adoption of new accounting standards, (iv) certain costs associated with exit or disposal activities accounted for pursuant to FASB ASC Topic 420 – Exit or Disposal Obligations, (v) the write off and/or amortization of purchased in-process research and development assets, (vi) goodwill impairment, (vii) expenses incurred in connection with a business combination, and (viii) expenses related to potential or actual change-in-control matters.  In the case of our CEO, pre-tax profit also eliminates the expense of the annual non-equity incentive award potentially payable to our CEO.  The ECC utilized the aforementioned definition in fiscal 2010 and, in connection with the establishment of our annual goals for fiscal 2011, adopted a similar definition. Because pre-tax profit includes all expenses incurred in generating revenue, the ECC believes that the pre-tax profit measure is an appropriately broad financial measure that does not create distorted incentives that might impel undue risk taking.  Our NEOs have been compensated based on this pre-tax profit definition for a number of years. Because of the long-term growth and stockholder returns that our NEOs have historically delivered, the ECC has taken a conservative approach toward changing from this measure.

In establishing the maximum pre-tax profit percentages, the ECC considers prior fiscal years’ achievements, known opportunities and business planning for each fiscal year.  Significant input is received from our CEO. At the same time the maximum pre-tax profit percentage is determined, the ECC establishes specific financial and personal performance goals that it provides to each NEO (except for our CEO) that it intends to utilize, in part, to conduct a year-end evaluation of the individual performance of each NEO. Both financial and personal performance goals, for fiscal 2010, were generally viewed as challenging but with a roughly even chance of being achieved.    The financial and personal performance goals are summarized on an annual “Goal Sheet” that is acknowledged by each individual NEO.  The ECC does not establish specific quantifiable financial and personal goals for our CEO because it believes that our CEO’s performance should be evaluated using a broad view not tied to specific goals or formulas.

In the past few years, financial performance goals established by the ECC have been based on pre-tax profit (as defined above), “free” cash flows (as defined below) and new customer orders. Personal performance goals have included objectives related to new product development, new customer wins and the improvement of accounting and financial related controls including those relating to export compliance regulations.

Because our ECC retains full negative discretion, the terms of our non-equity incentive plan do not require that financial and personal performance goals be achieved in order to trigger an actual payment to any individual NEO, as long as applicable pre-tax profits are earned.

Assuming applicable pre-tax profits are positive, the annual process for determining the actual amount of any non-equity incentive award payable to each NEO is described below:

•
A maximum dollar amount potentially payable is first calculated for each NEO. This amount is calculated by simply multiplying the applicable pre-tax profit actually achieved by the applicable maximum pre-tax profit percentage that was established by the ECC at the beginning of the year.  This maximum dollar amount is further subject to a dollar limit based on a percentage of salary.

•
Except for our CEO, the ECC then performs an evaluation of each individual NEO’s performance using the Goal Sheet, strictly as formulaic guidance, to calculate a potential non-equity incentive award.  Each financial performance goal is assigned a weight so that the sum represents 75%. Then, the percentage factor for each financial performance goal is decreased or increased proportionally as a function of the actual achievement of each financial goal, from a minimum of 70% up to a maximum of 150%. Achievement of less than 70% of any financial performance goal would result in no credit for that goal. Each personal performance goal is assigned a weight so that the sum represents 25%. The weight assigned to individual personal goals is not adjusted for actual achievement. The maximum aggregate percentage that an NEO could earn is equal to 137.5% which was utilized to determine the maximum pre-tax profit rate that was approved by the ECC early in the fiscal year. The weighted percentage of targeted financial and personal performance goals actually achieved is then divided by 137.5% to arrive at the percentage of the applicable maximum potential payout if the ECC exercised its negative discretion based solely on the Goal Sheet.  If the NEO met 150% of all financial goals and 100% of personal goals, this mechanical calculation would result in an amount equal to the maximum dollar amount potentially payable that was originally calculated for each NEO.

•
The ECC then considers whether it is appropriate to 1) award the maximum dollar amount of non-equity inventive calculated based solely on the maximum pre-tax profit rate, 2) award the dollar amount of non-equity incentive award based on the strict mechanical calculation derived from the pre-established Goal Sheet, or 3) award a dollar amount of non-equity inventive at any number (including zero) so long as the dollar amount of the award ultimately determined does not exceed the maximum dollar amount potentially payable. In the past, the ECC has chosen not to rely strictly on the mechanical calculation based on the Goal Sheet in its evaluation of each NEO.  Instead, at year end, the ECC considers positive or negative aspects of performance and other factors that were not considered at the time of the establishment of the original Goal Sheet.  Thus, it is possible that an NEO could not achieve any of the original financial and personal performance objectives but still receive an award so long as the amount does not exceed the maximum dollar amount calculated above, or the maximum limitation based on the applicable percentage of salary. At the same time, it is possible that an NEO could achieve 150% of all financial goals and 100% of personal goals, but the ECC could reduce the amount payable to zero based on its discretionary evaluation of an NEO’s performance.

While annual non-equity incentive awards remain fundamentally driven by pre-tax profits, our ECC believes that its ability to exercise judgment in determining annual incentive awards is advantageous as compared to establishing only precise formulas for calculating incentives because our plan:

•	affords the ECC the ability to reduce or eliminate a potential award payable to an NEO whose performance lagged after reaching a pre-set mechanically calculated goal level or bonus limit,

•
permits the ECC to disregard the strict mechanical calculations associated with formulaic criteria by using its business judgment to provide for a non-equity incentive award to an NEO for superior work performed in response to changing economic and business conditions, as well unanticipated work performed as a result of changing dynamics in the market for our products and services, and

•
allows for the ability of the ECC to reward efforts to create stockholder value that may not produce quantifiable tangible results within a fixed or predictable time period, which is important given the long-term characteristics of our business.

Our non-equity incentive award payouts for all of our NEOs are subject to a recoupment policy (often referred to as a “clawback” policy) which would require forfeiture of a specified portion of the annual incentive award under certain circumstances, including if the NEO were to engage in certain activities that would be grounds for termination for cause (including misconduct that would cause us to issue a restatement of our financial statements), or if the employee were to engage in competition or other specified activities detrimental to us.

In addition to the cash compensation opportunities offered to our NEOs, the ECC believes that is critical to offer long-term equity incentive awards and other benefits as follows:

Long-term Equity Incentive Awards – The ECC provides a substantial portion of compensation to each of our NEOs in the form of long-term equity incentive awards. Historically (and in fiscal 2010), this component of compensation was provided through grants of stock options pursuant to our 2000 Stock Incentive Plan.  The ECC believes that stock options align the NEOs’ interests with those of our stockholders by providing each NEO with an opportunity to share in the appreciation of the value of our Common Stock.  The vesting terms of our stock options provide a strong inducement for our executive officers to remain in long-term service to Comtech.  Generally, the level of annual grants of stock options, for each respective NEO, is determined by our ECC in its discretion, on a subjective basis; however, our ECC considers the value of options as a component of total compensation. We grant stock options with an exercise price equal to market price on the date of grant.  Fair value of our stock options is based on the Black-Scholes fair value at the grant date, calculated for purposes of FASB ASC Topic 718.  In the recent past, stock options have not had any specific target thresholds or performance criteria, and the Company has not established mandatory holding periods for stock acquired upon exercise of stock options.  The Company has not historically issued restricted stock to NEOs and, in the event restricted stock is issued in the future, the Company does not anticipate establishing any mandatory holding periods for restricted stock after vesting.

The level of annual grants of stock options, for each respective NEO, is determined by our ECC, on an annual basis using its discretion on a subjective basis. When using its discretion, the ECC considers the individual NEO’s total compensation package and each individual’s overall performance with a view toward maintaining aggregate internal pay equity.   The largest individual stock option awards, to our CEO, recognize his impact on our future and reflect the ECC’s desire to encourage his long-term service.

Our ECC also believes that our CFO plays a unique and significant role in ensuring the short-term and long-term integrity and oversight of our financial reporting practices. As such, in order to ensure that our CFO remains properly incentivized, he generally receives a higher proportion of his total compensation in the form of his annual long-term equity incentive award which is intended to focus our CFO on maintaining sound long-term financial reporting practices.

Our NEOs (other than our CEO and CFO) generally receive annual stock option awards that historically have had a grant date fair value that is lower in proportion to their total compensation; however, their maximum non-equity incentive plan awards represent a higher proportion.  This reflects the ECC’s belief that these NEOs, who are subsidiary presidents, are customer-facing and can more directly impact annual financial results.

Our ECC typically grants stock options under the 2000 Stock Incentive Plan with an exercise price equal to 100% of fair market value, defined as the closing price of our Common Stock on the grant date.   Stock options are generally granted to our NEOs on an annual basis on or about the same date that we provide an annual grant to all of our employees. In fiscal 2009, we changed this date to occur in June of each fiscal year (as opposed to August) to better align the timing of our annual stock option grant with the timing of our annual business planning process which allowed us to better budget and forecast stock-based compensation expense.  Our annual grant occurs at the date of a regularly scheduled meeting of the ECC. Under certain circumstances, our 2000 Stock Incentive Plan allows us to recover an amount equal to any gain realized, as a result of the exercise of any stock option, if an NEO engages in specified activities that we deem detrimental to us.

Our ECC values options as a component of compensation when the options are being granted. Our ECC does not alter the level of its grants based on the built-up value of previously granted options or value realized by executives by exercising previously granted stock options. When executives experience a build-up in value of options as a result of increasing market prices, the benefits are aligned with the return experienced by stockholders. Conversely, historically, we have not increased the number of options granted when the build-up in value of previously granted options was modest or previously granted stock options were not in-the-money.

Other Annual Compensation and Benefits - Although direct compensation, in the form of salary, annual incentive awards and long-term incentive awards provide most of the compensation to each NEO, we provide for the following items of additional compensation:

•
Retirement savings are provided by our tax qualified 401(k) plan available to U.S. employees generally.  This plan includes an employer matching contribution which is intended to encourage employees (including our NEO) to save for retirement.

•
Health, life and disability benefits are offered to NEOs in the same manner available to employees. In the case of our CEO, we provide a monthly medical insurance allowance to Mr. Kornberg, who enrolled in a non-Company sponsored healthcare plan.

•
Perquisites are provided at modest levels to NEOs, primarily in the form of an automobile allowance.  These are intended to recognize senior employee status and provide additional compensation at a relatively low cost.

In establishing compensation for any given fiscal year, the ECC considers overall internal budgets and global economic conditions.  Because the ECC utilizes a “pay-for-performance” approach, in fiscal years that pre-tax profit declines, cash and non-equity incentive compensation is likely to decline.  Conversely, in fiscal years that pre-tax profit increases, cash and non-equity incentive compensation is likely to increase.  The ECC has generally issued long-term equity incentive awards, in any given year, based on the estimated fair value using the Black-Scholes valuation model (in accordance with GAAP). The ECC considers total stock-based compensation expense in determining the specific number of awards for any given fiscal year.

Other Policies and Practices Related to Our Compensation Program for Named Executive Officers (“NEOs”)

We currently have in place certain policies and practices that relate to the compensation of NEOs, as follows:

Employment Agreements
Historically, our ECC has shied away from having employment agreements with our NEOs, except for our CEO. This is a result of our decision to rely on a relatively straight-forward “pay-for-performance” compensation program, focused on our NEOs’ opportunity to share in the success of our growing business, as our means to attract and retain employees.  To date, we have relied on our history of fair treatment of NEOs as a basis for not entering into employment agreements, other than with our CEO.

Given the unique role that our CEO plays within Comtech, our employment agreement with our CEO is intended to promote careful and complete documentation and understanding of employment terms, prevent uncertainty regarding those terms, promote good disclosure of those terms, help meet regulatory requirements under tax laws and other regulations and discourage frequent renegotiation of the employment terms.  A summary of certain terms of the employment agreement is included in footnote number one of the “Summary Compensation Table.”

Change-in-Control Protection
Historically, we have provided change-in-control protection, in the form of cash payments or improved job security, to our NEOs. This protection is intended to provide a number of important benefits to us.  First, it permits our NEOs to evaluate a potential change-in-control transaction while relatively free of concern for his or her own situation, minimizing the conflict between his or her own interests and those of our stockholders.  Second, change-in-control transactions take time to unfold, and ensuring a stable management team can help to preserve our operations in order to enhance the value delivered to the buyer – and thus the price paid to our stockholders – from a transaction.  Third, if a transaction falls through, keeping our management team intact can help us to continue our business without undue disruption.  Each of our NEOs is protected by an agreement that provides for change-in-control protection in the event they are terminated by us without cause or by them in specified circumstances (such as for good reason) in the two years following a change-in-control. Severance protection is provided under change-in-control agreements, except for our CEO who receives this protection pursuant to his employment agreement. Severance protection is important to us and is intended to be fair and competitive to aid in attracting and retaining experienced executives.

Several years ago, we conducted an assessment of the market competitiveness of our practices and, among other items, determined that it was appropriate to make separation payments based on a level or “tier” to which the NEO is assigned. The assignment of our NEOs to applicable tiers is shown in a table under the heading “Potential Payments upon Termination or Change-in-Control.”

The ECC believes that one of our greatest strengths is our management and workforce, so that an acquirer could be expected to pay more to acquire the Company with the team remaining intact after the acquisition. As such, our change-in-control provisions require what is commonly called a “double-trigger.” In other words, upon a change–in-control, severance is payable only in the event of involuntary termination without cause or resignation in specified circumstances by the NEO. Our CEO is entitled to payments upon resignation within two years of a change-in-control, for any reason. Our other NEOs are entitled to payments upon resignation for good reason (as defined). In addition, our agreements with our NEOs (other than our CEO) are more restrictive in that it enables an acquirer, under certain circumstances, if it wishes to do so, to potentially delay termination for good reason by these NEOs due to a change in job duties for a period of one year after the change-in-control.

Severance Agreements
We do not have stand-alone severance agreements with any of our NEOs; however, they all participate in our fiscal 2011 company-wide severance plan which provides U.S. employees with two weeks of pay if they have less than five years of service, three weeks of pay for more than five years but less than fifteen years of service, and four weeks of pay for fifteen or more years of service. This plan does not provide outplacement services or subsidized medical coverage. The plan gives our ECC the discretion to increase the number of weeks of separation pay that our NEOs may receive. All of our NEOs are eligible to receive non-equity incentive plan award payments for fiscal 2011 equal to the pro-rata portion of the applicable maximum pre-tax profit rate multiplied by the actual amount of pre-tax profit (as defined) during the year of separation for death, disability, or involuntary termination. In all cases, separation payments require the execution of a general release in favor of the Company. It has been our practice to negotiate the actual terms of separation with our NEOs at the time of their separation.

Indemnification Agreements
We have also entered into indemnification agreements with all of our NEOs and each member of our Board of Directors that provide for indemnification by the Company against certain liabilities incurred in the performance of their duties.

Equity Ownership Guidelines
Effective at the beginning of fiscal 2010, we adopted the following equity ownership guidelines:

Title	Minimum Equity Ownership
CEO	Lower of 3x annual base salary or 50,000 shares
All Other NEOs	Lower of 2x annual base salary or 20,000 shares
Non-Employee Directors	2,500 shares

Our current NEOs have until the first quarter of fiscal 2015 to meet these guidelines. Non-employee directors have until the date of the 2014 Annual Meeting of Stockholders.  NEOs who join Comtech or are promoted in the future must satisfy these guidelines within approximately six years of holding such position. As of October 31, 2010, all of our NEOs except for Messrs. Kapelus and Wood have met these guidelines. All of our non-employee directors, except for Robert Paul, have met these guidelines. Messrs. Paul, Kapelus and Wood increased their ownership of Comtech stock during calendar year 2010, and are expected to meet these guidelines within the timeframe specified. The ECC can waive or defer an individual’s compliance with the equity ownership guidelines if it determines that compliance would impose an undue financial hardship on the individual or if it is not in our best interests to apply these guidelines to that individual.  In order to facilitate compliance with the equity ownership guidelines, the ECC can determine that a portion of an NEO’s annual non-equity incentive plan award may be settled in the form of share units, with the number of share units to be granted in lieu of cash based on the fair market value of the Common Stock underlying the share units at the time of settlement of the awards.

Hedging and Insider Trading Policy
We have a policy that precludes NEOs and directors from short selling or buying exchange-traded put options or call options associated with our stock, without the advance approval of our ECC.  We restrict these transactions because they could serve to “hedge” the NEO’s or director’s risk of owning our stock and otherwise can be highly speculative transactions with respect to our stock.  We recognize that our NEOs and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options.  All such transactions are required to comply with our insider trading policy.

Tax Deductibility of NEO Compensation
Section 162(m) of the Internal Revenue Code limits the tax deductions for compensation that we may pay to $1.0 million per year for each person who is, at the end of the fiscal year, our CEO or one of the three other most highly compensated officers listed in the “Summary Compensation Table”, but excluding our CFO.  Certain forms of compensation are exempt from this deductibility limit, one of which is qualifying “performance-based compensation.” As a matter of policy, we structure our non-equity incentive awards so that they will be substantially deductible without limitation.  Certain taxable fringe benefits paid to our CEO for fiscal 2010 were non-deductible by us under Section 162(m), but the aggregate tax cost to us resulting from such lost deductions is not expected to exceed $45,000.

Our ECC retains authority to approve non-tax deductible compensation, such as the potential “gross-up” payments that may be required under our change-in-control agreements. Our ECC intends to exercise this authority in circumstances in which it concludes these payments enhance our Company’s ability to attract, retain and appropriately reward executives and therefore is in the best interests of our Company and its stockholders.

Determination of Compensation for Fiscal 2010

2010 Salaries and Bonus Awards

In August 2009, the ECC determined that our NEOs would not receive salary increases in fiscal 2010 due to the overall difficult and challenging business conditions that existed at that time. Thus, the salaries for each NEO listed in the below schedule for fiscal 2010 were the same as in fiscal 2009:

NEO	Salary
Fred Kornberg	$695,000
Michael Porcelain	325,000
Robert McCollum	375,000
Daniel Wood	314.140
Jerome Kapelus	285,000

In August 2010 (the start of our fiscal 2011), our NEOs did receive salary increases that ranged from 2.9% to 4.6% which was consistent with our overall merit increases for all of our employees in fiscal 2011.

In fiscal 2010, none of our NEOs received cash bonuses as they are defined by SEC rules.

2010 Non-Equity Incentive Plan Awards

A summary of our non-equity incentive plan awards for fiscal 2010 is listed below:

Named Executive Officer	Maximum Award Opportunity (in Percent) of Pre-Tax Profit	Actual Award (in Percent) of Pre-Tax Profit	Maximum Award Opportunity (in Dollars)	Actual Award (in Dollars)
Fred Kornberg	3.0000%	2.7233%	$3,475,000	$3,475,000
Michael Porcelain	0.5500%	0.4833%	975,000	600,000
Robert McCollum	2.0625%	0.9112%	1,125,000	520,000
Daniel Wood	2.0625%	0.9326%	942,420	750,000
Jerome Kapelus	0.3438%	0.2819%	855,000	350,000

The maximum award opportunities listed in the above schedule were determined based on a percentage of salary of 300% for each NEO, other than our CEO whose percentage limit was equal to 500%.

The maximum award opportunities established for Messrs. Kornberg, Porcelain, and Kapelus were based on company-wide metrics whereas the opportunities for Messrs. McCollum and Wood were based on the applicable business operations for which they were responsible.

Consistent with historical practices, each individual NEO, other than the CEO, also received a Fiscal 2010 Goal Sheet which contained performance goals related to pre-tax profit (as defined above), new orders and a “free” cash flow measure for applicable operations supervised, together with a series of personal goals. The “free” cash flow measure utilized in fiscal 2010 approximates cash flows from operations as defined by GAAP, but excludes changes in intercompany accounts and is reduced by the level of capital expenditures incurred by applicable business operations.

In determining the actual amount of awards payable in fiscal 2010, the ECC relied upon various schedules prepared by our CFO which were presented to the ECC by our CEO. In calculating any GAAP reported financial information, the ECC relied on information audited by the Company’s independent registered public accounting firm. The ECC reviewed each NEO’s performance in fiscal 2010 with the CEO and in private session.

The ECC believes that the final award in fiscal 2010 for each of our NEOs reflects their specific individual contribution to our consolidated financial performance.

A summary of the determination of the final award payable in fiscal 2010 for each NEO is presented below:

Fred Kornberg  - Mr. Kornberg received a 2010 non-equity incentive award of $3,475,000 which was primarily based on the achievement of the level of the Company’s pre-tax profit and the ECC’s discretionary evaluation of Mr. Kornberg’s overall performance.

Mr. Kornberg’s employment agreement in effect for fiscal 2010 entitled him to receive a non-discretionary annual incentive payment equal to 3.0% of our pre-tax profit (as defined), capped at an amount which, when combined with his base salary of $695,000, did not exceed $1 million.  Thus, Mr. Kornberg was entitled to receive a minimum non-equity incentive award of $305,000. The employment agreement also called for additional amounts of compensation as our ECC may determine at its discretion. In early fiscal 2010, the ECC determined that our CEO could potentially earn a total non-equity incentive award for fiscal 2010 equal to 3.0% of pre-tax profit (as defined), less the incentive amount payable under the CEO’s employment agreement, but only to the extent that the amount ultimately payable does not exceed 500% of his annual salary.

In using a 3.0% of pre-tax profit formula (the same percentage in his employment agreement and the level in effect since fiscal 2008), our ECC sought to reward our CEO for his overall efforts in growing and sustaining our business.  The amount of fiscal 2010 pre-tax profit (as defined) for purposes of calculating the CEO’s award was $127,599,000. As a result, the CEO was eligible, based on a strict mathematical calculation, to potentially be awarded $3,828,000. This amount was then reduced by $353,000 to $3,475,000 to reflect the fact that the CEO can only receive an actual award that does not exceed 500% of his annual salary. The ECC then considered other aspects of the CEO’s performance in determining whether to exercise negative discretion to further reduce the amount payable to our CEO.

The ECC considered a wide range of factors relating to our company’s overall performance in fiscal 2010 and our CEO’s efforts to position our company for future long-term growth. In a period of challenging global economic business conditions, our company nevertheless grew its sales and diluted earnings per share in fiscal 2010 by 32.7% and 10.4%, respectively, as compared to fiscal 2009. Looking to the future, our CEO played an instrumental role in directing our fiscal 2010 research and development efforts so that we are capable of introducing new and innovative products in all three of our business segments. The ECC also considered that our CEO plays a critical role in the development and execution of our acquisition strategy. Based on these achievements and efforts, the ECC determined that the payment of $3,475,000, representing 2.72% of the applicable pre-tax profits measure, was appropriate.  This award consists of $305,000 payable under our CEO’s employment contract and an additional amount of $3,170,000 payable as a non-equity cash-incentive award pursuant to our 2000 Stock Incentive Plan.

Michael Porcelain – Mr. Porcelain received a 2010 non-equity incentive award of $600,000 which was primarily based on the amount of company-wide pre-tax profit achieved in fiscal 2010 and the ECC’s overall evaluation of his performance.

In early fiscal year 2010, the ECC established a maximum annual incentive formula for our CFO equal to 0.55% of company-wide pre-tax profit. The CFO’s 2010 Goal Sheet included the following company-wide financial objectives that were considered by the ECC in its evaluation of performance for fiscal 2010:

Goal	Initial Target	Actual Achievement
Pre-tax profit (as defined above)	$145,000,000	$124,124,000
New customer orders (excluding intercompany orders)	780,000,000	566,480,000
Free cash flows (as defined above)	80,000,000	118,748,000

The CFO received five personal goals for fiscal 2010 which were: 1) achieve no significant accounting deficiencies and adhere to certain internal reporting requirements, 2) finalize and execute a strategic plan for a designated business unit, 3) establish a formal bidding process for all subsidiaries, 4) issue a company-wide policy manual, and 5) complete and integrate an acquisition meeting certain criteria. The ECC concluded that Mr. Porcelain achieved all his personal goals except the last one. The ECC determined that the CFO achieved 96.7% of his fiscal 2010 financial and personal performance goals which represents 70.3% of the CFO’s maximum potential payout allowable under the non-equity incentive plan.

Based on the level of actual fiscal 2010 company-wide pre-tax profit achieved and the 0.55% maximum pre-tax profit rate, the CFO was eligible to receive a fiscal 2010 non-equity incentive award of $682,684. If the ECC utilized its negative discretion solely using a strict mathematical calculation based on the weighting of actual achievement of fiscal 2010 financial and personal performance goals, the fiscal 2010 non-equity incentive award payable to the CFO would have been approximately $480,000 or 0.387% of company-wide pre-tax profit which would have reflected a reduction of $202,684 from the maximum amount calculated.

In determining the actual amount of non-equity incentive payable, the ECC considered other aspects of our CFO’s performance that were not originally considered in the 2010 Goal Sheet. This evaluation was primarily based on the CEO’s input. The ECC considered the important role and significant efforts put forth by our CFO in connection with the execution of our overall acquisition strategy and the principal role he played in establishing our company-wide Office of Trade Compliance which contributed to the closing, without taking further administrative action, by the U.S. Department of State of its review of our compliance with the International Traffic in Arms Regulations. The ECC believes that our CFO plays a unique and significant role in ensuring the short-term and long-term integrity and oversight of our financial reporting practices. As such, the ECC believes his incentives to perform well in that role should not solely be tied to achievement of annual operating results.  Ultimately, the ECC determined it would award the CFO a 2010 non-equity incentive award of $600,000 or 0.483% of pre-tax profits. This amount represents a reduction of $82,684 from the maximum amount calculated. The ECC believes that this award appropriately recognizes the fiscal 2010 efforts of our CFO.

Robert McCollum – Mr. McCollum received a 2010 non-equity incentive award of $520,000 which was primarily based on the level of fiscal 2010 pre-tax profit achieved for the business operations for which he was responsible and the ECC’s overall evaluation of his performance.

In early fiscal year 2010, the ECC established a maximum annual incentive formula for Mr. McCollum equal to 2.0625% of pre-tax profit of the business operations for which he was responsible. Mr. McCollum’s 2010 Goal Sheet included financial objectives for his business operations relating to applicable pre-tax profit (as defined above), free cash flows (as defined above) and new customer orders (excluding intercompany orders).

Mr. McCollum also received five personal goals for fiscal 2010 which were: 1) complete certain product development designs and generate a quantified amount of related revenue, 2) achieve pre-defined levels of sales and profit for two specific product lines, 3) timely develop certain intercompany products, 4) generate a strategic plan for certain product lines, and 5) achieve no significant accounting deficiencies and adhere to certain internal reporting requirements. The initial targets and individual level of actual achievement of these goals are not disclosed in this proxy because these amounts are confidential business information, the disclosure of which could have an adverse effect on the Company. The ECC determined that Mr. McCollum achieved 85.7% of his fiscal 2010 financial and personal performance goals which represents 62.3% of Mr. McCollum’s maximum potential payout allowable under the non-equity incentive plan.

Based on the level of actual fiscal 2010 applicable pre-tax profit achieved and the 2.0625% maximum pre-tax profit rate, Mr. McCollum was eligible to receive a fiscal 2010 non-equity incentive award of $1,176,941. This amount was then reduced to $1,125,000 or by $51,941 to reflect the fact that Mr. McCollum is only eligible to receive an actual award that does not exceed 300% of his annual salary. The ECC then considered using its negative discretion solely using the strict mechanical calculation based on the weighting of actual achievement of fiscal 2010 financial and personal performance goals. This calculation would have resulted in a fiscal 2010 non-equity incentive award payable to Mr. McCollum of $733,633 or 1.286% of applicable pre-tax profit. This amount would have reflected a reduction of $391,367 from the maximum amount calculated.

In determining the actual amount of fiscal 2010 non-equity incentive payable, the ECC considered other aspects of Mr. McCollum’s performance. This evaluation was primarily based on the CEO’s input. The ECC considered Mr. McCollum’s additional efforts associated with our acquisition strategy, and initially determined that he should receive a non-equity incentive award of $750,000 which it believed would appropriately correspond to Mr. McCollum’s overall performance and would recognize his efforts which contributed to our results. However, based on Mr. McCollum’s request, the ECC reduced the $750,000 amount to $520,000 so that the difference could be reallocated to other employees who work for operations for which Mr. McCollum is responsible. The $520,000 fiscal 2010 non-equity incentive award represents 0.911% of pre-tax profits for business operations for which Mr. McCollum is responsible.

Daniel Wood – Mr. Wood received a 2010 non-equity incentive award of $750,000 which was primarily based on the level of fiscal 2010 pre-tax profit achieved for the business operations for which he was responsible and the ECC’s evaluation of his overall performance.

In early fiscal year 2010, the ECC established a maximum annual incentive formula for Mr. Wood equal to 2.0625% of pre-tax profit of the operations for which he was responsible. Mr. Wood’s 2010 Goal Sheet included financial objectives for his business operations relating to applicable pre-tax profit (as defined above), free cash flows (as defined above) and new customer orders (excluding intercompany orders).

Mr. Wood also received five personal goals in fiscal 2010 which were: 1) book an order from a non-U.S. government customer exceeding a quantified amount, 2) obtain a new or contract extension relating to a particular U.S. government customer, 3) obtain a new or contract extension for a different U.S. government customer, 4) achieve pre-defined levels of sales for a specific product line, and 5) achieve no significant accounting deficiencies and adhere to certain internal reporting requirements. The initial targets and individual level of actual achievement of these goals are not disclosed in this proxy because these amounts are confidential business information, the disclosure of which could have an adverse effect on the Company. Overall, the ECC determined that Mr. Wood achieved 77.7% of his fiscal 2010 financial and personal performance goals which represents 56.5% of Mr. Wood’s maximum potential payout allowable under the non-equity incentive plan.

Based on the level of actual fiscal 2010 applicable pre-tax profit and the 2.0625% maximum pre-tax profit rate, Mr. Wood was eligible to receive a fiscal 2010 non-equity incentive award of $1,658,557. This amount was then reduced to $942,420 (a reduction of $716,137) to reflect the fact that Mr. Wood is only eligible to receive an actual award that does not exceed 300% of his annual salary. The ECC then considered using its negative discretion solely using the strict mechanical calculation based on the weighting of actual achievement of fiscal 2010 financial and personal performance goals. This calculation would have resulted in a fiscal 2010 non-equity incentive award payable to Mr. Wood of $937,688 or 1.166% of applicable pre-tax profit. This amount would have reflected a reduction of $4,732 from the maximum amount calculated.

In determining the actual amount of fiscal 2010 non-equity incentive payable, the ECC considered other aspects of Mr. Wood’s performance. This evaluation was primarily based on the CEO’s input. The ECC considered the fact that the subsidiary Mr. Wood supervises was not selected as the program manager and vendor for the Blue Force Tracking 2 (“BFT-2”) program because a third party vendor bid a price that was 50% lower than the price submitted by Mr. Wood’s subsidiary. Ultimately, as a result of the expected future decline in sales and profits related to BFT-2, the Company recorded a goodwill impairment charge in its fiscal 2010 results. After discussions with our CEO, the ECC determined it was appropriate to reduce the $937,688 amount calculated by $187,688 to $750,000. The reduction in bonus approximates the impact of the add-back of the goodwill impairment charge on Mr. Wood’s mechanical calculation.   The $750,000 amount awarded to Mr. Wood by the ECC for his 2010 non-equity incentive award reflects a total reduction of $192,420 from the maximum amount payable of $942,420. The ECC believes that this amount appropriately corresponds to Mr. Wood’s overall performance in fiscal 2010.

Jerome Kapelus – Mr. Kapelus received a 2010 non-equity incentive award of $350,000 which was primarily based on the amount of company-wide pre-tax profit achieved in fiscal 2010 and the ECC’s evaluation of his overall performance.

In early fiscal year 2010, the ECC established a maximum annual incentive formula for Mr. Kapelus equal to 0.3438% of company-wide pre-tax profit. Mr. Kapelus’s 2010 Goal Sheet included the same financial objectives as our CFO. These objectives and the actual achievement of them are discussed above. The Goal Sheet for fiscal 2010 for Mr. Kapelus also included personal goals for Mr. Kapelus which were: 1) finalize and execute a plan for a specific product line, 2) achieve specific steps related to our acquisition strategy, 3) increase research coverage, 4) generate a strategic plan for certain product lines and 5) complete and integrate an acquisition that met certain criteria.  The ECC concluded that Mr. Kapelus only achieved the first personal goal. Overall, the ECC determined that Mr. Kapelus achieved 81.7% of his fiscal 2010 financial and personal performance goals which represents 59.4% of Mr. Kapelus’s maximum potential payout allowable under the non-equity incentive plan.

Based on the level of the actual fiscal 2010 company-wide pre-tax profit achieved and the 0.3438% maximum pre-tax profit rate, Mr. Kapelus was eligible to receive a fiscal 2010 non-equity incentive award of $426,678. If the ECC utilized its negative discretion solely using a strict mathematical calculation based on the weighting of actual achievement of fiscal 2010 financial and personal performance goals, the fiscal 2010 non-equity incentive award payable to Mr. Kapelus would have been $253,613 or 0.204% of company-wide pre-tax profit. This amount would have reflected a reduction of $173,065 from the maximum amount calculated.

In determining the actual amount of fiscal 2010 non-equity incentive payable, the ECC considered other aspects of Mr. Kapelus’s performance that were not originally considered in the 2010 Goal Sheet. This evaluation was primarily based on the CEO’s input. The ECC considered that Mr. Kapelus plays a key role and put forth significant efforts in connection with our long-term acquisition strategy. During fiscal 2010, Mr. Kapelus spent significant time developing relationships with various potential acquisition targets and these relationships are expected to be valuable to the Company in the future. Ultimately, the ECC determined it would award Mr. Kapelus a 2010 non-equity incentive award of $350,000 or 0.282% of pre-tax profits. This amount represents a reduction of $76,678 from the maximum amount calculated. The ECC believes that this award appropriately recognizes the fiscal 2010 efforts of Mr. Kapelus.

2010 Long-term Incentive Awards

We have historically issued long-term incentive awards, primarily in the form of stock options, to our NEOs at the same time that awards are issued to other employees. Generally, this occurs once a year on a specific date. Throughout any given year, additional stock options can be issued to new employees or for specific reasons such as to reward or incentivize performance based on circumstances that existed at the time.

In June 2009, we determined that it was appropriate to change the timing of our annual grant from August to June. The purpose of this was to better align the timing of stock-based awards with the timing of our annual business planning process. As such, and in accordance with SEC rules now in effect, option award compensation reflected in fiscal 2010 represents stock option awards granted in fiscal 2010 in the “Summary Compensation Table.” Option awards for fiscal 2009 include grants that were issued in August 2008 and June 2009.

Consistent with our option-granting philosophy, we issued annual stock-based awards in fiscal 2010 to our NEOs as follows:

1)	Our Annual Stock Option Award - The number of options granted as result of our June 2010 annual process was as follows:

Named Executive Officer	Number of Stock Options Granted	Estimated Fair Value at Grant Date
Fred Kornberg	100,000	$1,081,770
Michael Porcelain	43,750	473,274
Robert McCollum	17,500	189,310
Daniel Wood	20,000	216,354
Jerome Kapelus	30,000	324,531

At the time of the June 2010 stock options grant, our stock was trading at $28.84.

The estimated fair value for the annual stock option awards issued in June 2010 increased as compared to the stock option awards that were issued in June 2009 (our last annual stock option award). The ECC determined that this was appropriate because the ECC determined that, for all employee options, a longer vesting schedule and longer term would apply, to promote long-term service and serve as a longer term incentive. In fiscal 2009, stock option terms provided for vesting of 25% after one year, 25% after two years and 50% after three years, and a stated expiration date of five years after grant.  Options granted in June 2010 provide for vesting at 20% per year for five years, with a stated expiration date of ten years after grant.

2)
Contractual Term Extensions of Previously Granted Awards – As disclosed in the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended July 31, 2010, we recorded aggregate incremental stock-based expense of $1,396,000 associated with the extension of the contractual terms of 601,875 previously granted stock option awards for seventy-eight employees. Of these amounts, 332,000 options with an estimated incremental fair value of $839,615 were held by our NEOs who participated in the extensions on the same basis as other employees. These stock option awards were fully vested and nearing expiration.

In connection with these contract term extensions, which are described further below by the date they occurred, the exercise price of each individual stock option was not changed.

April 2010 – In April 2010, the ECC authorized a contract term extension program in which it extended the contractual term for 222,500 options that were first granted in fiscal 2006 including: 105,000 options for Mr. Kornberg, 21,000 options for Mr. Porcelain, 15,000 options for Mr. McCollum and 30,000 options for Mr. Wood.  At the time of this contract extension, our stock was trading at $32.54 and the options had an exercise price of $35.90. Assuming the market price of our common stock increased by at least 10% from the $32.54 market price (before the stock options were originally expected to expire), the ECC concluded that employees holding these options would likely sell the acquired shares due to the cost of the exercise and the requirement of the employee to immediately pay individual income tax withholding. The ECC was also concerned that if these employees (including our NEOs) would sell the underlying shares, investors outside the Company might incorrectly infer that these sales were for reasons other than personal or tax reasons, or because the employees (including the NEOs) lacked confidence in the long-term prospects of our company. In April 2010, the Company was involved in significant negotiations to acquire CPI International, Inc. (which was ultimately announced in May 2010) and was also awaiting the eventual decision (that occurred in July 2010) by the U.S. Army as to its selection of a program manager and vendor for the BFT-2 program. Based on the aforementioned, the ECC determined to extend the contractual life of these stock options and the Company extended its self-imposed trading black-out period to prevent the potential sale of any stock held by our NEOs.  The affected options’ contractual expiration date was extended from August 2010 to August 2011 for 50% of the outstanding options, and to August 2012 for the remaining 50%. The exercise price of $35.90 for these options did not change.

July 2010 - In July 2010, the ECC extended the contractual term of 379,375 options that were first granted in August 2006 including: 90,000 options for Mr. Kornberg, 25,000 options for Mr. Porcelain, 15,000 options for Mr. McCollum, 28,000 options for Mr. Wood and 3,000 for Mr. Kapelus.  This contract extension decision occurred shortly after our Company was informed that it was not selected as the vendor for the BFT-2 program.  At this time, our NEOs (and certain other employees) were still subject to the aforementioned self-imposed trading black-out period and our stock was trading at $21.57.  These options had an original strike price of $26.90.  The ECC considered the fact that it was possible that our stock price would increase by at least 25% before these options expired in August 2011 and that employees (including the NEOs) would likely sell their shares before August 2011 if the stock price rose above the exercise price due to the cost of the exercise and the requirement of the employee to immediately pay income tax withholding.  Given that our then stock price of $21.57 reflected the loss of the BFT-2 contract award, the ECC was concerned that possible future selling by our NEOs for tax and personal reasons, could result in additional downward pressure on our stock if investors incorrectly inferred that our NEOs (and certain other employees) lacked confidence in the long-term prospects of our business.  The ECC also considered that it was appropriate to extend the contractual life of these options to August 2014 to improve employee morale and retention, and provide continuing motivation to these employees to increase long-term stockholder value. The exercise price of $26.90 for these options did not change.

These contractual term extensions, as applicable, are reflected in the “Table of Grants of Plan-Based Awards That Occurred in Fiscal 2010” and in the Option Awards column of the “Summary Compensation Table” for fiscal 2010.

EXECUTIVE COMPENSATION

The table below provides information concerning the compensation of our NEOs for the fiscal years ended July 31, 2010, 2009 and 2008.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	(2) Option Awards	(3) Non-Equity Incentive Plan Compensation	(4) All Other Compensation	Total
Fred Kornberg (1)	2010	$695,000	-	$1,573,845	$3,475,000	$100,402	$5,844,247
Chairman, Chief Executive Officer	2009	695,000	-	2,056,088	2,366,026	75,898	5,193,012
and President	2008	675,000	-	1,651,920	3,984,882	80,327	6,392,129
Michael D. Porcelain	2010	325,000	-	590,239	600,000	32,502	1,547,741
Senior Vice President	2009	325,000	-	899,539	270,000	24,905	1,519,444
and Chief Financial Officer	2008	275,000	-	578,172	600,000	12,265	1,465,437
Robert L. McCollum	2010	375,000	-	265,285	520,000	44,739	1,205,024
Senior Vice President;	2009	375,000	-	417,524	682,113	33,465	1,508,102
President Comtech EF Data Corp.	2008	375,000	-	82,596	1,000,000	27,454	1,485,050
Daniel S. Wood	2010	314,140	-	363,004	750,000	24,582	1,451,726
Senior Vice President; President	2009	314,140	-	514,022	224,681	14,024	1,066,867
Comtech Mobile Datacom Corporation	2008	305,000	-	412,980	750,000	9,197	1,477,177
Jerome Kapelus	2010	285,000	-	332,481	350,000	15,508	982,989
Senior Vice President,	2009	285,000	-	594,279	62,286	6,574	948,139
Strategy and Business Development	2008	275,000	-	578,172	450,000	2,559	1,305,731

(1)
Reflecting the view of our ECC that total compensation should be more heavily weighted towards incentive based compensation, salaries represent a low proportion of total compensation for each of our NEOs. Only our CEO has an employment agreement which was most recently amended and restated in September 2008 and which expires July 31, 2011. This agreement contains terms that: (i) permit the ECC to increase his base salary,  (ii) require incentive compensation in an amount not to exceed $1.0 million when combined with base salary, (iii) provide for additional incentive compensation that may be awarded by our ECC, in its discretion, (iv) provide an automobile allowance, (v) provide company-paid term life insurance with a death benefit in an amount equal to five times base salary, but not less than $3.5 million, (vi) require us to pay our CEO’s reasonable attorney’s fees and disbursements in any action to enforce provisions of the agreement, (vii) include severance protection and significant contractual restrictions intended to protect our business, particularly after termination of our CEO’s employment; and, (viii) require us to make payments in connection with or shortly following a change-in-control. Termination provisions of this agreement as well as change-in-control agreements for each of our NEOs are further described under the heading “Potential Payments Upon Termination or Change-in-control.”

(2)
These amounts represent the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal 2008, 2009 and 2010 and the value of the extension of the contractual term of certain previously granted stock options.  Assumptions used in the calculation of these amounts are discussed in Note 1(j) to our consolidated audited financial statements for the fiscal year ended July 31, 2010, included in our Annual Report on Form 10-K, filed with the SEC on September 23, 2010.

(3)
Non-equity incentive plan compensation for each fiscal year was paid in the first quarter of the subsequent fiscal year upon final approval by the ECC and the issuance of the Company’s annual audited financial statements.   Non-equity incentive plan compensation paid in each fiscal year was based on the level of pre-tax profit (as defined) that relates to the business operations that the NEO was directly responsible for and was based on the ECC’s subjective evaluation of performance of each NEO (including our CEO). In the case of Messrs. Kornberg, Porcelain and Kapelus, the pre-tax profit measure was based on company-wide results. The details of the actual determination and basis of the non-equity incentive plan compensation for each of our NEOs as well as the definition of pre-tax profit are discussed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

(4)	See “Details of All Other Compensation” table on the following page.

Details of All Other Compensation

Name	Fiscal Year	401(k) Matching Contribution	Term Life Insurance	Automobile Allowance	Financial Planning Services	Unused Vacation Time Paid Out	Medical Insurance Allowance	Total “All Other” Compensation

Fred Kornberg	2010	$9,800	$28,476	$4,011	-	$48,115	$10,000	$100,402
	2009	2,000	26,004	5,125	-	42,769	-	75,898
	2008	2,000	26,004	4,031	$9,350	38,942	-	80,327
Michael D. Porcelain	2010	9,500	1,127	-	-	21,875	-	32,502
	2009	4,523	1,007	-	-	19,375	-	24,905
	2008	2,000	746	-	-	9,519	-	12,265
Robert L. McCollum	2010	9,800	14,516	6,000	-	14,423	-	44,739
	2009	2,288	10,754	6,000	-	14,423	-	33,465
	2008	2,000	5,031	6,000	-	14,423	-	27,454
Daniel S. Wood	2010	9,800	1,684	6,000	-	7,098	-	24,582
	2009	6,616	1,408	6,000	-	-	-	14,024
	2008	2,000	1,197	6,000	-	-	-	9,197
Jerome Kapelus	2010	9,800	908	4,800	-	-	-	15,508
	2009	4,666	728	1,180	-	-	-	6,574
	2008	2,000	559	-	-	-	-	2,559

TABLE OF GRANTS OF PLAN-BASED AWARDS THAT OCCURRED IN FISCAL 2010

		Estimated Future Payouts Under Fiscal 2010 Non-Equity Incentive Plan Awards			(3) All Other Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(1) Threshold	(2) Target	(2) Maximum
Fred Kornberg	September 22, 2009	N/A	$2,853,866	$3,475,000
	April 29, 2010	-	-	-	52,500	35.90	$93,450
	April 29, 2010	-	-	-	52,500	35.90	160,125
	June 2, 2010	-	-	-	100,000	28.84	1,081,770
	July 30, 2010	-	-	-	90,000	26.90	238,500
Michael D. Porcelain	September 22, 2009	N/A	507,513	975,000
	April 29, 2010	-	-	-	10,500	35.90	18,690
	April 29, 2010	-	-	-	10,500	35.90	32,025
	June 2, 2010	-	-	-	43,750	28.84	473,274
	July 30, 2010	-	-	-	25,000	26.90	66,250
Robert L. McCollum	September 22, 2009	N/A	1,125,000	1,125,000
	April 29, 2010	-	-	-	7,500	35.90	13,350
	April 29, 2010	-	-	-	7,500	35.90	22,875
	June 2, 2010	-	-	-	17,500	28.84	189,310
	July 30, 2010	-	-	-	15,000	26.90	39,750
Daniel S. Wood	September 22, 2009	N/A	537,280	942,420
	April 29, 2010	-	-	-	15,000	35.90	26,700
	April 29, 2010	-	-	-	15,000	35.90	45,750
	June 2, 2010	-	-	-	20,000	28.84	216,354
	July 30, 2010	-	-	-	28,000	26.90	74,200
Jerome Kapelus	September 22, 2009	N/A	317,195	855,000
	June 2, 2010	-	-	-	30,000	28.84	324,531
	July 30, 2010	-	-	-	3,000	26.90	7,950

(1)
Our fiscal 2010 non-equity incentive awards were granted under our 2000 Stock Incentive Plan and in the case of Mr. Kornberg, also included an amount payable under his employment agreement. These awards do not have thresholds (or minimum amounts) payable for a certain level of performance under the plan.  As such, the threshold level shown in that table is “N/A” based on the fact that an annual incentive award becomes potentially payable for any positive amount of pre-tax profit.

(2)
Our non-equity incentive awards for fiscal 2010 were based on the actual amount of applicable fiscal 2010 pre-tax profit (as defined). Accordingly, a target amount of award was not quantifiable at the time the award was granted. In accordance with SEC Instructions to Item 402(d)(2)(iii) to Regulation S-K, in order to provide a representative estimated amount of what was considered at the time the award was granted, target levels shown represent the amounts that would have been payable for fiscal 2010 assuming the applicable pre-tax profits were the same as achieved in fiscal 2009.  The maximum amounts reflect a limitation of 300% of base salary for each of our NEOs, except in the case of our CEO whose award was limited to 500%.

(3)
Our stock option awards were issued pursuant to our 2000 Stock Incentive Plan. Grants on April 29, 2010 and July 30, 2010 were not new grants, but were extensions of the contractual term of previously granted options. Additional details relating to these grants of stock options are discussed in our “Compensation Discussion and Analysis” under the heading “Determination of Compensation for Fiscal 2010 – 2010 Long-Term Incentive Awards.”

TABLE OF OUTSANDING EQUITY AWARDS AT FISCAL YEAR END 2010

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Grant Date (1)	Option Exercise Price	Option Expiration Date
Fred Kornberg	-	100,000	6/2/2010	$28.84	6/2/2020
	20,000	60,000	6/2/2009	29.61	6/2/2014
	20,000	60,000	8/5/2008	46.69	8/5/2013
	50,000	50,000	8/7/2007	42.47	8/7/2012
	90,000	-	8/1/2006	26.90	8/1/2014
	52,500	-	8/2/2005	35.90	8/2/2012
	52,500	-	8/2/2005	35.90	8/2/2011

Michael D. Porcelain	-	43,750	6/2/2010	28.84	6/2/2020
	8,750	26,250	6/2/2009	29.61	6/2/2014
	8,750	26,250	8/5/2008	46.69	8/5/2013
	17,500	17,500	8/7/2007	42.47	8/7/2012
	25,000	-	8/1/2006	26.90	8/1/2014
	10,500	-	8/2/2005	35.90	8/2/2012
	10,500	-	8/2/2005	35.90	8/2/2011
	17,088	-	8/2/2004	13.19	8/2/2014
	9,000		8/4/2003	11.67	8/4/2013

Robert L. McCollum	-	17,500	6/2/2010	28.84	6/2/2020
	2,500	7,500	6/2/2009	29.61	6/2/2014
	5,000	15,000	8/5/2008	46.69	8/5/2013
	2,500	2,500	8/7/2007	42.47	8/7/2012
	15,000	-	8/1/2006	26.90	8/1/2014
	7,500	-	8/2/2005	35.90	8/2/2012
	7,500	-	8/2/2005	35.90	8/2/2011
	36,000	-	8/2/2004	13.19	8/2/2014
	22,500	-	8/4/2003	11.67	8/4/2013
	9,000	-	8/6/2002	3.58	8/6/2012

Daniel S. Wood	-	20,000	6/2/2010	28.84	6/2/2020
	5,000	15,000	6/2/2009	29.61	6/2/2014
	5,000	15,000	8/5/2008	46.69	8/5/2013
	12,500	12,500	8/7/2007	42.47	8/7/2012
	28,000	-	8/1/2006	26.90	8/1/2014
	15,000	-	8/2/2005	35.90	8/2/2012
	15,000	-	8/2/2005	35.90	8/2/2011
	5,500	-	3/8/2005	24.25	3/8/2015
	13,500	-	10/18/2004	18.32	10/18/2014

Jerome Kapelus	-	30,000	6/2/2010	28.84	6/2/2020
	5,000	15,000	6/2/2009	29.61	6/2/2014
	6,250	18,750	8/5/2008	46.69	8/5/2013
	17,500	17,500	8/7/2007	42.47	8/7/2012
	3,000	-	8/1/2006	26.90	8/1/2014
	40,000	-	2/21/2006	30.30	2/21/2011

(1)
Each option granted from August 1, 2005 to June 2, 2009 vests as to 25% of the underlying shares on each of the first and second anniversaries of the grant date, and as to the remaining 50% of the underlying shares on the third anniversary of the grant date. Each option granted prior to August 1, 2005 and subsequent to June 2, 2009 vests as to 20% of the underlying shares on each of the first five anniversaries of the grant date. The options granted are subject to accelerated vesting in the event of a change-in-control, except in limited circumstances.

TABLE OF OPTION EXERCISES THAT OCCURRED IN FISCAL 2010

Name of Executive Officer	Number of Shares Acquired on Exercise	(1) Value Realized on Exercise
Fred Kornberg	31,500	$635,040
Michael D. Porcelain	-	-
Robert L. McCollum	-	-
Daniel S. Wood	-	-
Jerome Kapelus	-	-

(1)
Amounts reflect the difference between the exercise price of the options and the market value of the shares acquired upon exercise.  Market value is based on the actual selling price of shares sold by the NEO on the date of exercise or, if no shares were sold that day, on the closing price on the NASDAQ Global Select Market.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

In the event of a change-in-control, we are required to make payments upon termination to our CEO under the terms of his employment agreement.  In the case of our other NEOs, we are required to make similar payments under their respective change-in-control agreements. Payments are only made to an NEO if a “double-trigger” occurs within 24 months of a change-in-control except as discussed below. In other words, upon a change of control, severance is payable only in the event of involuntary termination without cause or resignation by an NEO. Our CEO is entitled to payments upon resignation within two years of a change-in-control, for any reason. Our other NEOs are entitled to payments upon resignation for good reason (as defined) or if we terminate them at the direction of the acquirer within 90 days before a change-in-control.

Our agreements with our NEOs (other than our CEO) are more restrictive than our CEO’s, in that it enables an acquirer, under certain circumstances, if it wishes to do so, to potentially delay termination for good reason by these NEOs due to a change in job duties for a period of one-year.

The amounts potentially payable are based on a level or “tier” to which the NEO is assigned. The ECC assigned our NEOs to the following tiers:

Title	Tier	Summary of Severance Payable
CEO	1
Cash equal to 2.5 times the sum of annual base salary and the average of annual incentive compensation payable for three fiscal years prior to the change-in-control

24 months of medical insurance

24 months of life insurance

All Other NEOs	2
Cash equal to 2.5 times the sum of the annual base salary in effect at termination (or in effect immediately prior to the change-in-control, if greater) and the average of annual incentive award and/or bonus paid or payable for three fiscal years prior to the termination of employment

Mr. Kornberg’s employment agreement provides for the following:

•	In the event of termination of the agreement by us before a change-in-control, liquidated damages payable to Mr. Kornberg would include salary payable through the end of the term of the agreement.

•
In the event that the amounts payable to Mr. Kornberg in connection with a change-in-control and his termination thereafter are subject to the golden parachute excise tax, we will make a “gross-up” payment to him such that the after-tax value retained by Mr. Kornberg after deduction of the excise tax and excise and income taxes on this additional payment, will be equal to an amount he would have retained if no excise tax had been imposed.

All of our NEOs, other than our CEO, have change-in-control agreements that provide for the following:

•
The NEO’s right to terminate his employment for good reason may be delayed during the first year after a change-in-control in the case of an assignment to him of any duties inconsistent in any material adverse respect with his position, authority or responsibilities immediately prior to the change-in-control, if (i) Fred Kornberg continues to serve as the most senior executive officer relating to our businesses, and if (ii) the change in the NEO’s position or duties that otherwise would constitute good reason results from the assignment to an executive-level position, with an executive title, and with full-time substantive duties and responsibilities of a nature similar to his prior duties and responsibilities, and with the NEO either reporting to Mr. Kornberg in his capacity as the senior officer or reporting to the officer to whom the NEO was reporting at the time of the change-in-control, which officer himself or herself reports to Mr. Kornberg.

•
With respect to the NEO’s annual incentive award for the fiscal year in progress at the date of his qualifying termination and his annual incentive award for any previously completed year for which a final annual incentive award has not yet been determined, awards will vest as follows: (i) any award based on pre-set performance goals based on the level of actual achievement of such performance goals through the earlier of the end of the performance period or the date of termination; and (ii) any discretionary award as of the date of termination based on a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, but in an amount not less than the pro rata amount of the NEO’s average prior years’ annual incentive amount referred to above.

•
For a period of up to one year following the 24-month protected period after the change-in-control, termination of the NEO’s employment by us not for cause or by the NEO for good reason would entitle him to receive a severance benefit of 1.5 times the sum of his base salary and his average compensation plus annual incentive awards under the 2000 Stock Incentive Plan actually paid or payable for performance in the three fiscal years preceding the year in which the change-in-control occurs.

•
 “Good Reason” will arise if there occurs a material reduction in the NEO’s annual incentive award actually paid below 80% of the annual incentive actually paid for the year before a change-in-control or a material reduction in the value of his base salary or annual equity awards.

•
In the event that the amounts payable to the NEO in connection with a change-in-control and his termination thereafter are subject to the golden parachute excise tax, we will make a “gross-up” payment to him such that the after-tax value retained by the NEO, after deduction of the excise tax and excise and income tax on those additional payments, will equal the after-tax amount he would have retained if no excise tax had been imposed.

 Table of Potential Payments Upon Termination or Change-in Control

This summary table takes into consideration the circumstances of the event and the additional payments that each NEO would be entitled to under the agreements described above and the 2000 Stock Incentive Plan.  Benefits that are generally available to all salaried employees and are nondiscriminatory are excluded from these estimates.

Termination Scenario (As of July 31, 2010)	Mr. Kornberg	Mr. Porcelain	Mr. McCollum	Mr. Wood	Mr. Kapelus
Payments upon Termination:

Termination by Us Without Cause
Severance payable per employment agreement	$ 695,000	-	-	-	-
Health and life insurance continuation (2)	57,778	-	-	-	-

Payments upon a Change-in-Control:

Change-in-control – Assuming no Termination
Stock option vesting (1)	-	-	-	-	-

Termination Without Cause or by Voluntary Resignation
Severance payable per employment agreement	$10,168,473	-	-	-	-
Non-equity incentive plan award payable (3)	3,475,000	-	-	-	-
Health and life insurance continuation (2)	58,053	-	-	-	-
Tax gross-up (4)	-	-	-	-	-

Termination Without Cause or Resignation for Good Reason
Severance payable	-	$1,870,833	$3,005,928	$1,993,418	$1,431,072
Non-equity incentive plan award payable (3)	-	682,684	1,125,000	942,420	426,678
Tax gross-up (4)	-	-	-	763,233	-

(1)
These amounts represent the aggregate in-the-money value of options as of July 31, 2010 which would become vested as a direct result of the termination event or change-in-control before the option’s stated vesting date.  This calculation of value does not attribute any additional value to options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change-in-control.  Market value and in-the-money value are based on the closing price of our common stock, $21.57, on July 31, 2010.

(2)
Health benefits and life insurance continuation amounts are a good faith estimate based on the current plan in which executive officer is enrolled and will vary in amount for a given executive officer based on the actual plan and actual costs following termination of employment. Effective May 1, 2009, Mr. Kornberg voluntarily elected to discontinue participation in the Company’s medical insurance program and enroll in a non-Company sponsored healthcare plan, for which the Company will provide Mr. Kornberg a taxable monthly medical allowance of $1,250.

(3)	The non-equity incentive plan awards represent the amount that would have been payable without the use of the ECC’s negative discretion.

(4)
The tax gross-up amounts represent good-faith estimates.  The actual amounts for any NEO will be based on the actual amounts payable upon termination of employment and in-the-money values of options upon occurrence of a change-in-control.

None of the payments have actually been made to any of the NEOs. The actual payments and benefits that will be made to each NEO under each circumstance can only be known once an actual termination or change-in-control event occurs.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of July 31, 2010 regarding our compensation plans and the Common Stock we may issue under the plans.

TABLE OF SECURITIES AUTHORIZED

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	3,520,667	$32.75	2,617,585	(1)
Equity compensation plans not approved by stockholders	-	-	-
Total	3,520,667	$32.75	2,617,585

(1)
Includes 295,096 shares available for issuance under the Comtech Telecommunications Corp. Employee Stock Purchase Plan.  That plan permits employees to purchase shares at a discount from fair market value of up to 15% of the market price of our Common Stock at the beginning or end of each calendar quarter.  2,322,489 shares remained available for issuance under the 2000 Stock Incentive Plan for either stock options, stock appreciation rights (which constitute options, warrants or rights for purposes of this table), restricted stock, share units, and other full-value awards.

TABLE OF DIRECTOR COMPENSATION FOR FISCAL 2010

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	All Other Compensation	Total
Richard L. Goldberg	$45,000	$126,548	-	$171,548
Edwin Kantor	45,000	126,548	-	171,548
Ira Kaplan	50,000	126,548	-	176,548
Gerard R. Nocita	57,500	126,548	-	184,048
Robert G. Paul	45,000	126,548	-	171,548

(1)
Fred Kornberg, our Chairman of the Board of Directors, President and Chief Executive Officer, is not included in this table because he receives no separate compensation for his services as Director.  His compensation is shown in the “Summary Compensation Table” and related compensation tables above.

(2)
The amounts in this column represent the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal 2010.  On June 2, 2010, each non-employee director then serving received an annual grant of options to purchase 15,000 shares of our common stock at $28.84 per share.

In fiscal 2010, each non-employee director received an annual retainer of $45,000.  In addition, the Chairman of the Audit Committee received an additional annual retainer of $12,500 and our Chairman of the Executive Compensation Committee received an additional annual retainer of $5,000.  Under our policy then in effect for equity grants under our 2000 Stock Incentive Plan, we granted to each director, who is not an employee, an option to purchase: (i) 4,500 shares of Common Stock as of the date the director begins service on the Board of Directors and (ii) 15,000 shares of Common Stock on an annual basis. The exercise price of all such options is equal to the stock’s fair market value on the date of grant.  The options expire five years after the date of grant, and become exercisable as to 25% of the underlying shares on the first and second anniversaries of the date of grant and as to the remaining 50% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting upon death of the director or a change-in-control.

For fiscal 2011, each non-employee director will receive an annual retainer of $50,000.  Our Chairman of the Audit Committee will also receive an additional annual retainer of $12,500 and our Chairman of the Executive Compensation Committee will receive and additional annual retainer of $5,000.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2010, Messrs. Kaplan, Kantor and Nocita served as members of our Executive Compensation Committee.  No member of our Executive Compensation Committee is or was, during fiscal year 2010, an employee or an officer of Comtech or its subsidiaries.  No executive officer of Comtech served as a director or a member of the compensation committee of another company.

EXECUTIVE COMPENSATION COMMITTEE REPORT

Our Executive Compensation Committee has furnished the following report.  The information contained in the “Executive Compensation Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

Our Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Securities and Exchange Act of 1933 with management.

Based on such review and discussions, our Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2010 for filing with the SEC.

Executive Compensation Committee

Ira Kaplan, Chairman
Edwin Kantor
Gerard R. Nocita

AUDIT COMMITTEE REPORT

Our Audit Committee has furnished the following report.

The information contained in the “Audit Committee Report” is not to be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filings.

The Audit Committee reviews Comtech’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  KPMG LLP (“KPMG”), Comtech’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

    In fulfilling its responsibilities:

•	The Audit Committee reviewed and discussed the audited financial statements contained in the 2010 Annual Report on SEC Form 10-K with Comtech’s management and with KPMG.

•	The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

•
The Audit Committee received from KPMG written disclosures regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with KPMG its independence from Comtech and its management.

In reliance on the reviews and discussion noted above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in Comtech’s Annual Report on SEC Form 10-K for the year ended July 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee

Gerard R. Nocita, Chairman
Edwin Kantor
Ira Kaplan
Robert G. Paul

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease a facility in Melville, New York from a partnership controlled by our CEO.  The lease, as amended, provides for our use of the premises as they now exist for a term of ten years, through December 2011.  We have a right of first refusal in the event of a sale of the facility.  The leased facility comprises 46,000 square feet.  The annual rental under the lease (approximately $614,000 in fiscal 2010) is subject to adjustments.  In addition, we sublease 1,150 square feet of the Melville, New York facility to a company principally owned by the son of our CEO.  The sublease commenced in August 2005 and expires in December 2011.  The annual rental under the sublease of $13,560 is subject to adjustment.

The brother of Robert L. McCollum is employed by our Company as a test technician and his aggregate compensation for fiscal 2010 of approximately $64,000 was comparable with other Comtech employees in similar positions. Robert L. McCollum is our Senior Vice President and President of Comtech EF Data Corp.

The son of Mr. McCollum has been employed by our Company since November 2009 as a software engineer and his aggregate compensation was approximately $67,000 for fiscal 2010 and represented approximately nine months of employment. This amount was comparable with other Comtech employees in similar positions.

The son of Richard L. Burt, Brian Burt, is employed by our Company as a marketing manager and his aggregate compensation for fiscal 2010 of approximately $83,000 was comparable with other Comtech employees in similar positions.  Richard L. Burt is a Senior Vice President and President of Comtech Systems, Inc.

Richard L. Goldberg, a director, is a Partner in the law firm of Proskauer Rose LLP.  During fiscal 2010, Mr. Goldberg performed no legal services as a lawyer to the Company.  However, other lawyers who are employed by or are partners in Proskauer Rose LLP rendered legal services to our Company in fiscal 2010 and will render such legal services in fiscal 2011.  During fiscal 2010, we paid an aggregate of $1,848,396 in fees to that law firm and expect fees at a comparable level in fiscal 2011.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the annual meeting.  If other matters do come before the annual meeting, the persons acting pursuant to the proxy will vote on them in their discretion.

Proxies may be solicited by mail, telephone, telegram, and personally by directors, officers and other employees of Comtech.  The cost of soliciting proxies will be borne by Comtech.  A complete list of stockholders entitled to vote at the annual meeting will be available for inspection beginning November 29, 2010 at the Company’s headquarters located at 68 South Service Road, Suite 230, Melville, New York 11747.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, if any, to file with the Securities and Exchange Commission reports of ownership, and reports of changes in ownership, of our equity securities.  Such persons must furnish copies of all such reports that they file to us.  Based solely on a review of such reports and written representations of our directors and executive officers, we are not aware that any such person failed to timely file such reports.

PROPOSAL NO. 1 – ELECTION OF TWO DIRECTORS

Our Board of Directors recommends a vote FOR the reelection of Fred Kornberg and Edwin Kantor to our Board of Directors.

Our Board of Directors is divided into three classes.  Members of our Board of Directors are elected for three-year terms, with the term of office of one class expiring at each Annual Meeting of Comtech’s stockholders.  Mr. Kornberg and Mr. Kantor are in the class whose term of office expires in 2010, Mr. Kaplan and Mr. Nocita are in the class whose term of office expires in 2011, and Mr. Goldberg and Mr. Paul are in the class whose office expires in 2012.  Information concerning the directors being nominated for re-election at the Annual Meeting, the incumbent directors whose terms of office will continue after the Annual Meeting, and our executive officers is set forth below.

Nominees for Election at the Annual Meeting

Name	Principal Occupation	Age	For Term Expiring In	Served As Director Since

Fred Kornberg (4)	Chairman, Chief Executive Officer and President of Comtech	74	2013	1971
Edwin Kantor (1)(2)(3)(4)	Investment Banker, Cantor Fitzgerald & Co.	78	2013	2001

Incumbent Directors Whose Terms of Office Continue After the Annual Meeting
and Current Executive Officers

Name	Principal Occupation	Age	Term Expiring In	Served As Director Since

Ira Kaplan (1)(2)(3)	Private Investor	74	2011	2002
Gerard R. Nocita (1)(2)(3)	Private Investor	74	2011	1993
Richard L. Goldberg (4)	Partner, Proskauer Rose, LLP And Independent Business Advisor	74	2012	1983
Robert G. Paul (1)(3)	Private Investor	68	2012	2007
Richard L. Burt	Senior Vice President; President of Comtech Systems, Inc.	69	_	_
Jerome Kapelus	Senior Vice President, Strategy and Business Development of Comtech	46	_	_
Larry Konopelko	Senior Vice President; President of Comtech PST Corp.	57	_	_
Robert L. McCollum	Senior Vice President; President of Comtech EF Data Corp.	61	_	_
Michael D. Porcelain	Senior Vice President and Chief Financial Officer of Comtech	41	_	_
Daniel S. Wood	Senior Vice President; President of Comtech Mobile Datacom Corporation	52	_	_

(1)	Member of Audit Committee
(2)	Member of Executive Compensation Committee
(3)	Member of Nominating and Governance Committee
(4)	Member of Executive Committee

Our Directors including our CEO (in order of director term expiring)

Mr. Kornberg
Biography – Mr. Kornberg has been Chief Executive Officer and President of Comtech since 1976. Prior to that, he was the Executive Vice President of Comtech from 1971 to 1976 and the General Manager of the telecommunications transmission segment.

Director Qualifications – Mr. Kornberg brings to his director role deep knowledge of the Company’s history, strategies, technologies and culture. His experience leading the Company’s management and the depth of his knowledge of our business enable him to provide valuable leadership on complex business matters that we face on an ongoing basis. Mr. Kornberg has been the driving force behind the Company’s continuous efforts in technological innovation and operational excellence to achieve market leadership and generate long-term stockholder value.

Mr. Kantor
Biography – Mr. Kantor has been a director of Comtech since 2001.  He has been an Investment Banker with Cantor Fitzgerald & Co. since 2009.  Previously, he served as Chairman of BK Financial Services LLP from 2002 to 2009.  He served as Co-Chief Executive Officer of TPB Financial Services and was Co-Chairman and Co-Chief Executive Officer of HCFP/Brenner Securities from 1999 to 2001.  He was Vice Chairman of Barington Capital Group from 1993 to 1999.  Prior to joining Barington, Mr. Kantor spent 37 years in the securities industry with Drexel Burnham Lambert and its predecessor firms, where he held various positions, including serving as the firm's Vice Chairman.

Director Qualifications – Mr. Kantor brings his distinguished career in the financial services industry and a deep understanding of the public capital markets to his director role. His background and acumen enable him to make a valuable contribution to the Board’s oversight of Comtech’s capital structure and finances.

Mr. Paul
Biography – Mr. Paul has been a director of Comtech since March 2007.  He serves on the boards of directors of Rogers Corporation and Kemet Corporation, and previously served on the board of directors of Andrew Corporation from 2003 to 2005.  He was the Group President, Base Station Subsystems, for Andrew Corporation from 2003 to 2004.  Mr. Paul was the President and Chief Executive Officer of Allen Telecom Inc. from 1989 to 2003.  He also served in various other capacities at Allen Telecom, which he joined in 1970, including Chief Financial Officer.

Director Qualifications – Mr. Paul has significant experience leading a multinational public corporation whose performance, like Comtech’s, is largely driven by technological innovation and product research and development. Those leadership experiences and his service as a director of other public companies are significant assets to the Company.

Mr. Goldberg
Biography – Mr. Goldberg has been a director of Comtech since 1983.  He has been a partner since 1990 in the law firm of Proskauer Rose LLP, which renders legal services to Comtech.  Prior to 1990, Mr. Goldberg was a partner since 1966 in the firm Botein Hays & Sklar.  Since November 2004, Mr. Goldberg has also been an independent business advisor.

Director Qualifications – Mr. Goldberg brings to his service as a director extensive experience as an attorney and strategic advisor.  He has a deep background in, among other areas, corporate governance and mergers and acquisitions.

Mr. Kaplan
Biography – Mr. Kaplan has been a director of Comtech since 2002.  He is a private investor.  Prior to his retirement in 2001, Mr. Kaplan held several executive positions at EDO Corporation for over 40 years, most recently as Executive Vice President and Chief Operating Officer from 2000 to 2001.  EDO Corporation (which is now owned by ITT Corporation) is a supplier of military and commercial products and services.

Director Qualifications – As a former Executive Vice President and Chief Operating Officer of a company in a similar industry, Mr. Kaplan is able to provide our Board valuable perspective on the Company’s business opportunities, supply chain matters and general management matters.

Mr. Nocita
Biography – Mr. Nocita has been a director of Comtech since 1993.  He is a private investor. He was Treasurer of the Incorporated Village of Patchogue from 1993 to 1996.  He was affiliated with Comtech from its inception in 1967 until 1993.

Director Qualifications – Mr. Nocita brings to his service as a director his valuable experience arising from his long service to the Company.  His extensive background in accounting and financial reporting also qualifies him as one of the Audit Committee financial experts.  Because of his finance education and experience, Mr. Nocita contributes unique perspectives on the functioning of the Audit Committee and internal control-related matters.

Our Other Executive Officers (listed in alphabetical order)

Mr. Burt
Biography – Mr. Burt has been Senior Vice President of Comtech since 1998 and has been a Vice President since 1992. He has been President of Comtech Systems, Inc. since 1989 and Vice President since its founding in 1984.  Mr. Burt first joined Comtech in 1979.

Mr. Kapelus
Biography – Mr. Kapelus has been Senior Vice President, Strategy and Business Development, since he joined Comtech in February 2006.  From 2000 until he joined the Company, Mr. Kapelus was a Managing Director in the Investment Banking Group at Bear Stearns & Company, where his clients included companies in the telecommunications equipment sector.  Prior to joining Bear Stearns & Company, Mr. Kapelus worked at firms that included Jeffries & Co. and The Bank of New York, where he provided investment banking and commercial banking services to various industries.

Mr. Konopelko
Biography – Mr. Konopelko has been Senior Vice President of Comtech since December 2006 and has been President of Comtech PST Corp. since June 2002.  He joined Comtech PST as Vice President and General Manager in July 2001.  Prior to joining Comtech PST, he was General Manager at MPD Technologies, Inc. from 1995 to 2001.

Mr. McCollum
Biography – Mr. McCollum has been Senior Vice President of Comtech since 2000 and had been a Vice President since 1996.  He founded Comtech Communications Corp. in 1994 and had been its President since its formation.  In July 2000, Comtech combined Comtech Communications Corp. with Comtech EF Data Corp.

Mr. Porcelain
Biography- Mr. Porcelain has been Senior Vice President of Comtech and Chief Financial Officer since March 2006 and was previously Vice President of Finance and Internal Audit of Comtech from 2002 to March 2006.  Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002.  Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers.

Mr. Wood
Biography – Mr. Wood has been Senior Vice President of Comtech since December 2006 and President of Comtech Mobile Datacom Corporation since April 2005.  He was hired in October 2004 and served as Executive Vice President of Operations of Comtech Mobile Datacom Corporation until his promotion to President.  Previously, Mr. Wood was employed at EDO Corporation for 15 years, where he held senior management positions, including Group Director, Finance, for EDO’s Systems and Analysis Group.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of
KPMG as our independent registered public accounting firm.

Our Board of Directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2011 fiscal year, subject to ratification by our stockholders.  If our stockholders do not ratify such selection, it will be reconsidered by our Board of Directors.  Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our stockholders’ best interests.  Representatives of KPMG are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement, should they so desire, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us for the fiscal year ended July 31, 2009 and fees billed to or payable by us for the fiscal year ended July 31, 2010 by KPMG for professional services rendered:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit fees (1)	$941,000	$1,068,000
Audit-related fees (2)	87,000	63,000
Tax fees (3)	185,000	134,000
All other fees (4)	466,000	187,000
Total Fees	$1,679,000	$1,452,000

(1)
Audit fees consist of fees for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided in connection with statutory and regulatory filings or engagements.  Audit fees include fees related to the audit of our report on internal control over financial reporting.  Our fiscal 2009 audit fees include fees relating to the audit of the opening balance sheet of Radyne Corporation which was acquired on August 1, 2008.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit of our annual financial statements that are not reported under Audit Fees, including statutory audits of certain foreign subsidiaries and the audit of our 401(k) plan.

(3)	Tax fees consist of fees billed for professional services regarding federal, state and international tax compliance, tax advice and tax planning.

(4)
All other fees for fiscal 2010 include, among other items, fees for due diligence services and other acquisition related matters. All other fees for fiscal 2009 include, among other items, fees for a consent relating to the May 2009 issuance of $200.0 million of our 3.0% convertible senior notes.

Pre-Approval Policies

Our Audit Committee reviews each service on a case-by-case basis before approving the engagement of KPMG for all audit or permissible non-audit services.

Consideration of Non-Audit Services Provided by the Independent Registered Public Accounting Firm

Our Audit Committee has concluded that the non-audit services provided by KPMG are compatible with maintaining the independent registered public accounting firm’s independence.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the annual meeting, and, so far as known to our Board of Directors, no matters are to be brought before the annual meeting, except as specified in the Notice of Annual Meeting.  As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2011 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of Comtech not later than July 11, 2011. It is suggested that any such proposals be submitted by certified mail, return receipt requested.  Under our Bylaws, a stockholder nomination for election to our Board of Directors may not be made at the 2011 Annual Meeting unless notice (including all information that would be required in connection with such nomination under the Securities and Exchange Commission’s proxy rules if such nomination were the subject of a proxy solicitation and the written consent of each nominee for election to our Board of Directors named therein to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially by the person proposing to make such nomination is delivered in person or mailed to Comtech and received by us not earlier than August 11, 2011 or later than September 10, 2011; provided, however, that if the 2011 Annual Meeting is not held within 30 days before or after the anniversary date of the 2010 Annual Meeting, such notice must be received not more than 90 days prior to the 2011 Annual Meeting or less than 60 days prior to the 2011 Annual Meeting.

Under the SEC’s proxy rules, proxies solicited by our Board of Directors for the 2011 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before September 24, 2011, unless the 2011 Annual Meeting is not held within 30 days before or after the anniversary date of the 2010 Annual Meeting.

HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.”  Under this procedure, we satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report address to those stockholders.  This procedure reduces our printing costs and postage fees.  Once a stockholder has received a householding notice from its broker, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker.  Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report, they may send their request to Comtech Telecommunications Corp., Attention: Corporate Secretary, 68 South Service Road, Suite 230, Melville, NY 11747.

By Order of the Board of Directors,

Patrick O’Gara
Secretary

Date:  November 8, 2010

The Annual Meeting of Stockholders of
Comtech Telecommunications Corp.
Will be held at 10:00 a.m. on December 9, 2010 at
68 South Service Road (Lower Level Auditorium), Melville, New York 11747

FROM KENNEDY AIRPORT
TAKE JFK EXPRESSWAY EAST TO BELT PARKWAY EAST (BECOMES SOUTHERN STATE PARKWAY AT NASSAU COUNTY BORDER).  TAKE SOUTHERN STATE PARKWAY EAST TO EXIT 28A NORTH (RT 135).  TAKE RT. 135 NORTH TO LONG ISLAND EXPRESSWAY EAST (495).  TAKE LIE TO EXIT 48 (ROUND SWAMP RD.).  PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD.  IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM LAGUARDIA AIRPORT
TAKE GRAND CENTRAL PARKWAY TO LONG ISLAND EXPRESSWAY (495).  TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.).  PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD.  IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM MANHATTAN
TAKE THE MID-TOWN TUNNEL TO LONG ISLAND EXPRESSWAY (495).  TAKE LONG ISLAND EXPRESSWAY EAST TO EXIT 48 (ROUND SWAMP RD.).  PROCEED THROUGH THE LIGHT, REMAINING ON THE SOUTH SERVICE RD.  IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

FROM EASTERN LONG ISLAND
TAKE THE LONG ISLAND EXPRESSWAY (495) WEST TO EXIT 48 (ROUND SWAMP ROAD).  TURN LEFT ONTO ROUND SWAMP ROAD.  MAKE IMMEDIATE TURN LEFT ONTO THE SOUTH SERVICE ROAD GOING EAST.  IN 1/4 MILE, TURN RIGHT INTO RECKSON BUSINESS PARK.

COMTECH TELECOMMUNICATIONS CORP.
68 South Service Road, Suite 230
Melville, NY 11747
TEL: (631) 962-7000 • FAX: (631) 962-7001
www.comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. 68 SOUTH SERVICE ROAD, SUITE 230 MELVILLE, NY 11747
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
01	Nominees Fred Kornberg	02 Edwin Kantor

The Board of Directors recommends that you vote FOR the following proposal:		For	Against	Abstain

2.	Ratification of selection of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐

NOTE: This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR APPROVAL OF PROPOSAL 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders
COMTECH TELECOMMUNICATIONS CORP.
December 9, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

COMTECH TELECOMMUNICATIONS CORP.

PROXY SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred Kornberg and Michael D. Porcelain, and each of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Comtech Telecommunications Corp. (the "Company") to be held at Comtech Telecommunications Corp., 68 South Service Road, Lower Level Auditorium, Melville, New York 11747 on December 9, 2010, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card and in their discretion, upon such other matters as may come before the meeting.

This proxy will be voted or withheld from being voted in accordance with the instructions specified. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side